UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
____________________________
SCHEDULE 14A ____________________________

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material under §240.14a-12

SCIPLAY CORPORATION
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

April 28, 2020
Dear Stockholder:
You are cordially invited to attend the annual meeting of stockholders of SciPlay Corporation to be held at 11:00 a.m. (local time) on Wednesday, June 10, 2020, at Brownstein Hyatt Farber Schreck, LLP, 100 North City Parkway, Suite 1600, Las Vegas, Nevada.
At the meeting, we will be electing eight (8) members of our Board of Directors. We will also be asking our stockholders to approve the SciPlay Corporation 2020 Employee Stock Purchase Plan. Finally, we will be asking our stockholders to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm. These matters are described in detail in the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement.
Even if you plan to attend the annual meeting in person, we encourage you to vote your shares right away using one of the advance voting methods described in the accompanying materials.
We look forward to seeing you at the annual meeting.
Sincerely,

Joshua J. Wilson
Chief Executive Officer
        The accompanying Proxy Statement is dated April 28, 2020, and is first being mailed to our stockholders about or before April 30, 2020.

SCIPLAY CORPORATION
6601 Bermuda Road
Las Vegas, NV 89119
NOTICE OF ANNUAL MEETING
OF STOCKHOLDERS

Notice is hereby given that the annual meeting of stockholders of SciPlay Corporation (the “Company”) will be held at 11:00 a.m. (local time) on Wednesday, June 10, 2020, at Brownstein Hyatt Farber Schreck, LLP, 100 North City Parkway, Suite 1600, Las Vegas, Nevada, for the following purposes:
1. To elect eight (8) members of the Company’s Board of Directors to serve for the ensuing year and until their respective successors are duly elected and qualified.
2. To approve the SciPlay Corporation 2020 Employee Stock Purchase Plan.
3. To ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2020.
4. To consider and act upon any other matter that may properly come before the meeting or any adjournment thereof.
Only stockholders of record at the close of business on April 13, 2020 are entitled to receive notice of and to vote at the meeting and any adjournment thereof. A list of the holders will be open to the examination of stockholders for ten days prior to the date of the meeting, between the hours of 9:00 a.m. and 5:00 p.m., at the office of the Secretary of the Company at 6601 Bermuda Road, Las Vegas, NV 89119 and will be available for inspection at the meeting itself.
To obtain directions to attend the meeting and vote in person, please telephone the Company at (702) 532-8125.
Whether you plan to be personally present at the meeting or not, we encourage you to submit your vote by proxy as soon as possible using one of the advance voting methods (see page 1 of the accompanying Proxy Statement for additional details).
We are actively monitoring the coronavirus (COVID-19) outbreak and are sensitive to the public health and travel concerns our stockholders may have and the protocols that federal, state and local governments may impose. As part of our precautions regarding COVID-19, we are planning for the possibility that we might hold a “virtual annual meeting,” where participation would be via remote communication. If we take this step, we will announce the decision, including details on how to participate, in a press release available at www.sciplay.com as soon as practicable before the meeting. Please monitor our website for updated information. If you are planning to attend the meeting, please check our website one week prior to the meeting date. As always, we encourage you to vote your shares prior to the meeting using one of the advance voting methods.

-

Important Notice Regarding the Availability of Proxy Materials for the
Annual Meeting of Stockholders to be held on June 10, 2020:
The Proxy Statement and 2019 Annual Report will be available about or before April 30, 2020 through the Investors link on our website at
www.sciplay.com or through www.proxyvote.com.

By Order of the Board of Directors

Dated: April 28, 2020	Michael F. Winterscheidt Chief Accounting Officer and Secretary

TABLE OF CONTENTS

General Information	1
Proposal 1: Election of Directors	5
Nominees for Election	5
Corporate Governance	9
Director Compensation	15
Delinquent Section 16(a) Reports	17
Security Ownership	17
Executive Compensation	21
Introduction	21
Summary Compensation Table	21
Narrative Disclosure to Summary Compensation Table	22
Outstanding Equity Awards at Fiscal Year-End	26
Retirement Plans	28
Potential Payments Upon Termination or Change in Control	28
Certain Relationships and Related Person Transactions	31
Report of the Audit Committee	33
Proposal 2: Approval of the SciPlay Corporation 2020 Employee Stock Purchase Plan	34
Proposal 3: Ratification of the Appointment of Deloitte & Touche LLP as the Company’s Independent Registered Public Accounting Firm	39
Fees Paid to our Independent Registered Public Accounting Firm	39
Other Matters	41
Stockholder Proposals for the Next Annual Meeting	41

Appendix A – Reconciliation of Adjusted EBITDA and STIP AEBITDA to Net Income
Appendix B – SciPlay Corporation 2020 Employee Stock Purchase Plan

SCIPLAY CORPORATION
6601 Bermuda Road
Las Vegas, NV 89119

PROXY STATEMENT
GENERAL INFORMATION
This Proxy Statement is furnished in connection with the solicitation by the Board of Directors (the “Board”) of SciPlay Corporation (“SciPlay,” the “Company,” “we” or “us”) of proxies to be voted at the annual meeting of stockholders to be held at 11:00 a.m. (local time) on Wednesday, June 10, 2020, at Brownstein Hyatt Farber Schreck, LLP, 100 North City Parkway, Suite 1600, Las Vegas, Nevada, and any adjournment or postponement of the meeting, for the purposes set forth in the Notice of Annual Meeting of Stockholders.
Explanatory Note
        We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, or JOBS Act, and therefore permitted to take advantage of certain reduced public company reporting requirements. As an emerging growth company, we provide in this Proxy Statement the scaled disclosure permitted under the JOBS Act, including the compensation disclosures required of a “smaller reporting company”, as that term is defined in Rule 12b-2 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). In addition, as an emerging growth company, we are not required to conduct votes seeking approval, on an advisory basis, of the compensation of our named executive officers or the frequency with which such votes must be conducted. Similarly, we are also exempt from the chief executive officer pay ratio disclosure rules, as required under The Dodd-Frank Wall Street Reform and Consumer Protection Act. Our status as an emerging growth company will end as soon as any of the following takes place: (1) the last day of the fiscal year in which we have more than $1.07 billion in annual revenue; (2) the date we qualify as a “large accelerated filer,” with at least $700 million of equity securities held by non-affiliates; (3) the date on which we have issued, in any three-year period, more than $1.0 billion in non-convertible debt securities; or (4) the last day of the fiscal year ending after the fifth anniversary of the completion of our initial public offering (the “IPO”).
Notice and Access to Proxy Materials
We expect our proxy materials, including this Proxy Statement and our 2019 Annual Report, to be made available to stockholders about or before April 30, 2020 through the Investors link on our website at www.sciplay.com or through www.proxyvote.com. In accordance with the rules of the Securities and Exchange Commission (“SEC”), most stockholders will not receive printed copies of these proxy materials unless they request them. Instead, most stockholders will receive by mail a “Notice of Internet Availability of Proxy Materials” that contains instructions as to how they can view our materials online, how they can request copies be sent to them by mail or electronically by email and how they can vote online (the “Notice”).

Stockholders Entitled to Vote
All stockholders of record at the close of business on April 13, 2020 are entitled to vote at the meeting. At the close of business on April 13, 2020, 22,720,000 shares of Class A common stock and 103,547,021 shares of Class B common stock were outstanding, respectively. Each share of Class A common stock is entitled to one vote on all matters that properly come before the meeting and each share of Class B common stock is entitled to 10 votes on all matters that properly come before the meeting. Holders of our Class A common stock and Class B common stock will vote together as a single class on all matters described in this proxy statement.
Voting Procedures
        You may vote your shares by proxy without attending the meeting. You may vote your shares by proxy over the Internet by following the instructions provided in the Notice, or, if you receive printed proxy materials, you can also vote by mail or telephone pursuant to instructions provided on the proxy card. If you are voting over the Internet or by telephone, you will need to provide the control number that is printed on the Notice or proxy card that you receive.
If you are the record holder of your shares, you may also vote your shares in person at the meeting. If you are not the record holder of your shares (i.e., they are held in “street” name by a broker, bank or other nominee), you must first obtain a proxy issued in your name from the record holder giving you the right to vote the shares at the meeting.
Meeting Format
We are actively monitoring the coronavirus (COVID-19) outbreak and are sensitive to the public health and travel concerns our stockholders may have and the protocols that federal, state and local governments may impose. As part of our precautions regarding COVID-19, we are planning for the possibility that we might hold a “virtual annual meeting,” where participation would be via remote communication. If we take this step, we will announce the decision, including details on how to participate, in a press release available at www.sciplay.com as soon as practicable before the meeting. Please monitor our website for updated information. If you are planning to attend the meeting, please check our website one week prior to the meeting date. As always, we encourage you to vote your shares prior to the meeting using one of the advance voting methods.

Voting Matters
Stockholders are being asked to vote on the following matters at the annual meeting:

Proposal	Board’s Recommendation
Proposal 1: Election of Directors (page 5)	FOR each Nominee
The Board and the Nominating and Corporate Governance Committee believe that the eight (8) director nominees possess a combination of qualifications, experience and judgment necessary for a well-functioning Board and the effective oversight of the Company.

Proposal 2: Approval of the SciPlay Corporation 2020 Employee Stock Purchase Plan (page 34)	FOR
The Board and the Compensation Committee have approved, subject to stockholder approval, the SciPlay Corporation 2020 Employee Stock Purchase Plan (the “ESPP”). Under the ESPP, 250,000 shares of our Class A common stock (approximately 1.1% of our Class A common stock outstanding as of April 13, 2020) will be available for purchase by eligible employees who elect to participate in the ESPP. The Board believes that the ESPP will help the Company retain and motivate eligible employees and help further align the interests of eligible employees with those of the Company’s stockholders.

Proposal 3: Ratification of the Appointment of Deloitte & Touche LLP (“Deloitte”) as the Company’s Independent Registered Public Accounting Firm (page 39)	FOR
The Audit Committee has appointed Deloitte to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2020. As a matter of good corporate governance, stockholders are being asked to ratify the Audit Committee’s appointment of Deloitte.

All valid proxies received prior to the meeting will be voted in accordance with the instructions specified by the stockholder. If a proxy card is returned without instructions, the persons named as proxy holders on your proxy card will vote in accordance with the above recommendations of the Board.
With respect to any other matter that properly comes before the meeting, the proxy holders will vote as recommended by the Board or, if no recommendation is given, in their own discretion.
Changing Your Vote
A stockholder may revoke a proxy at any time prior to its being voted by delivering written notice to the Secretary of the Company, by delivering a properly executed later-dated proxy (including over the Internet or by telephone) or by voting in person at the meeting.

Quorum
The presence, in person or by proxy (regardless of whether the proxy has authority to vote on all matters), of the holders of shares representing a majority of the voting power of the Company’s outstanding shares of capital stock at the meeting constitutes a quorum for the transaction of business.
Vote Required
Assuming a quorum is present, directors will be elected (Proposal 1) by a plurality of the votes cast in person or by proxy at the meeting.
Each of the other proposals requires the affirmative vote of a majority of the votes cast at the meeting.
Effect of Withheld Votes or Abstentions
If you “WITHHOLD” your vote in the election of directors or “ABSTAIN” (rather than vote “FOR” or “AGAINST”) with respect to any other proposal, your shares will count as present for purposes of determining whether a quorum is present, but will have no effect on the outcome of the election or such proposal, as applicable.
Effect of Broker Non-Votes
A broker “non-vote” occurs when a broker or nominee holding shares for a beneficial owner does not vote on a particular proposal because the broker or nominee does not have discretionary voting power on that item and has not received specific instructions from the beneficial owner. If any broker “non-votes” occur at the meeting, the broker “non-votes” will count for purposes of determining whether a quorum is present but will not have an effect on the outcome of any proposals. A broker or other nominee holding shares for a beneficial owner may not vote these shares with respect to the election of directors (Proposal 1) or approval of the ESPP (Proposal 2) without specific instructions from the beneficial owner as to how to vote with respect to such proposals. Brokers and other nominees will have discretionary voting power to vote without instructions from the beneficial owner on the ratification of the appointment of our independent registered public accounting firm (Proposal 3) and, accordingly, your shares may be voted by your broker or nominee on Proposal 3 without your instructions.
Our Initial Public Offering and Our Relationship with Scientific Games Corporation
On May 7, 2019, we completed the IPO of our Class A common stock, which is traded on The NASDAQ Global Select Market under the symbol “SCPL.” We also have issued and outstanding shares of Class B common stock. On all matters submitted to a vote of our stockholders, our Class B common stock entitles its owners to 10 votes per share (for so long as the number of shares of our common stock beneficially owned by certain Scientific Games Corporation (“Scientific Games”) affiliates represents at least 10% of our outstanding shares of common stock and, thereafter, one vote per share), and our Class A common stock entitles its owners to one vote per share. As of December 31, 2019, Scientific Games owned all of the outstanding Class B common stock, which represents approximately 82.0% of our total outstanding shares of common stock and approximately 97.9% of the combined voting power of both classes of our outstanding common stock. As long as Scientific Games continues to control shares representing a majority of our combined voting power, it will generally be able to determine the outcome of all corporate actions requiring stockholder approval.

PROPOSAL 1
ELECTION OF DIRECTORS

The Board is elected by our stockholders to oversee the management of the business and affairs of the Company. The Board serves as the ultimate decision-making body of the Company, except for those matters reserved for or shared with stockholders. The Board appoints our executives, who are charged with conducting the business and affairs of the Company, subject to oversight by the Board.
Nominees for Election
The Board has nominated for election as a director to the Board the eight (8) persons named below to serve for a one-year term until the next annual meeting of stockholders of the Company and until their successors have been duly elected and qualified or until their earlier death, resignation or removal. Each of the director nominees served as a director during 2019 and is presently serving as a director.
The Board recommends that you vote in favor of the election of each of the nominees named below as directors of the Company for the ensuing year, and the persons named as proxies on the enclosed proxy card will vote the proxies received by them for the election of each of the nominees unless otherwise specified on those proxy cards. All of the nominees have indicated a willingness to serve as directors. However, if any nominee becomes unavailable to serve before the election, proxies may be voted for a substitute nominee selected by the Board, or the Board may decide to reduce the number of directors.
The name, age (as of April 3, 2020), business experience and certain other information regarding each of the nominees for director are set forth below.

Name	Age	Position with the Company	Director Since
Barry L. Cottle	58	Director (Executive Chairman)	2019
Joshua J. Wilson	44	Director; Chief Executive Officer	2019
Gerald D. Cohen	70	Director	2019
Michael Marchetti	51	Director	2019
Jay Penske	41	Director	2019
M. Mendel Pinson	38	Director	2019
William C. Thompson, Jr.	66	Director	2019
Frances F. Townsend	58	Director	2019

Barry L. Cottle has served as Executive Chairman since April 2019. Mr. Cottle has also served as President and Chief Executive Officer of Scientific Games since June 2018. Mr. Cottle joined Scientific Games as Chief Executive, SG Interactive, in August 2015 to lead the strategy and growth plans of the Interactive group. Before joining Scientific Games, Mr. Cottle served as Vice Chairman of Deluxe Entertainment Services Group Inc. from February 2015 until August 2015 while concurrently serving as Senior Vice President of Technology at MacAndrews & Forbes Incorporated from February 2015 until August 2017, where he helped drive digital innovation. Prior to that, he was the Chief Revenue Officer and Executive Vice President—Games for Zynga Inc. from January 2012 until October 2014, where he led corporate and business development, strategic partnerships, distribution, marketing and advertising and ultimately the Social Casino group. Previously, Mr. Cottle served as the Executive Vice President—Interactive for Electronic Arts Inc. from August 2007 to January 2012. Earlier in his career, Mr. Cottle served as the Founder/Chief Executive Officer of Quickoffice, Inc.; Chief

Operating Officer of Palm, Inc.; and Senior Vice President of Disney TeleVentures, a division of The Walt Disney Company dedicated to creating interactive online/TV experiences.
Joshua J. Wilson has served as Chief Executive Officer since April 2019. Mr. Wilson has also served as Chief Operating Officer and Senior Vice President for our business since April 2016 to drive marketing, technology, production and product management for our business, after previously serving as the Vice President of Product and Operations, Vice President of Product and Executive Director Social Gaming Products. From June 2012 to December 2013, Mr. Wilson was Senior Director of Social Products and Director of Social Gaming for WMS Industries, Inc. (“WMS”), which was acquired by Scientific Games in 2013, overseeing web development, analytics and road mapping while creating a business intelligence system and launching our social casino games Jackpot Party Casino and Gold Fish Casino. Mr. Wilson served with Phantom EFX, LLC from March 2001 to June 2012, when Phantom was acquired by WMS, as the Director of Online Gaming and Engineering Supervisor.
Gerald D. Cohen has served as a member of our board of directors since April 2019. Mr. Cohen retired as a partner from Ernst & Young LLP, or E&Y, in 2012 after a 40-year career where he served on the partner advisory council from 2003 through 2006. During his career at E&Y, he held both client-serving and firm leadership positions, and he served as senior audit assurance partner on a variety of clients ranging from Fortune 500 companies to emerging companies and including MacAndrews & Forbes Incorporated. He also was a leader in the development and automation of E&Y's approach to audits. Mr. Cohen has a B.S. and M.B.A. from Lehigh University and became a CPA in 1973.
Michael Marchetti has served as a member of our board of directors since July 2019. He has served as Chief Financial Officer of Age of Learning, Inc., a leading education technology innovator, creating engaging and effective learning resources for children, since 2014. Prior to Age of Learning, Inc., Mr. Marchetti was Chief Executive Officer of Buffalo Studios, LLC, the creator of the Bingo Blitz social game, until its acquisition by Caesars Interactive Entertainment, Inc. in 2012. Mr. Marchetti started his mobile and interactive career as a founding executive and Chief Financial Officer of JAMDAT Mobile Inc. in 2000, one of the first publicly traded mobile gaming companies in the U.S., until its acquisition by Electronic Arts Inc. (“Electronic Arts”) in 2006. At Electronic Arts, Mr. Marchetti held various senior executive roles between 2006 and 2011, including as Senior Vice President and Chief Operating Officer of Electronic Arts' Interactive division. Mr. Marchetti also served on the Board and as Chairman of the Audit Committee for TechStyle Fashion Group, a global fashion and lifestyle company, from September 2014 until September 2019. Mr. Marchetti began his career on Wall Street as a corporate lawyer at Cahill Gordon & Reindel LLP and later as an investment banker at Merrill Lynch & Co., Inc.
Jay Penske has served as a member of our board of directors since April 2019. Mr. Penske has served as Chairman and Chief Executive Officer of Penske Media Corporation, which is a digital media and information services company that owns and operates numerous media brands, data services and live events. Since founding the company in 2004, Penske Media Corporation today owns and operates such brands as Rolling Stone, WWD, Robb Report, Deadline, BGR and Variety.com, among many other brands. Mr. Penske holds a B.S. from University of Pennsylvania's Wharton School of Business.
M. Mendel Pinson has served as a member of our board of directors since April 2019. Since May 2012, he has served in several senior roles, including most recently as an Executive Vice President at MacAndrews & Forbes Incorporated. Previously, he served as Director of Corporate Strategy at Scientific Games from May 2010 through April 2012. Prior to joining Scientific Games, Mr. Pinson worked for Credit Suisse, in their investment banking division. Mr. Pinson holds a B.B.A. from Baruch College at CUNY and an M.B.A. from Columbia University. In addition, separate from his services as a director, Mr. Pinson leads our corporate development and strategy efforts, providing us with strategic advice and shaping and directing our corporate development and strategy.
William C. Thompson, Jr. has served as a member of our board of directors since April 2019. Since 2019, Mr. Thompson has served as Executive Committee Member and Owner of American Triple I Partners, LLC, which manages private equity investments in infrastructure. In addition, Mr. Thompson has served since 2015 as Partner, Chief Administrative Officer and Senior Managing Director of Siebert Williams Shank & Co., LLC, an investment banking and financial services company, where he also served as Chief Administrative Officer and Senior Managing Director from 2010 through 2015. Mr. Thompson was also elected for two consecutive terms as New York City Comptroller from 2002 through 2009. Mr. Thompson graduated with a B.A. from Tufts University.
Frances F. Townsend has served as a member of our board of directors since April 2019. Since October 2010, she has served as Executive Vice President of Worldwide Government, Legal and Business Affairs of MacAndrews & Forbes Incorporated. Prior to her current role, Ms. Townsend was a corporate partner at the law firm of Baker Botts LLP from April 2009 to October 2010. She previously served as Assistant to President George W. Bush for Homeland Security and Counterterrorism and chaired the Homeland Security Council from May 2004 until January 2008. Prior to serving the President, Ms. Townsend was the first Assistant Commandant for Intelligence for the U.S. Coast Guard and spent 13 years at the U.S. Department of Justice in various senior positions. Ms. Townsend is currently a member of the board of directors of Scientific Games (the “SGMS Board”), and she has served on both the nominating and corporate governance committee and compliance committee since May 2010. In addition, Ms. Townsend has served as chair of the compliance committee of the SGMS Board since May 2018 and chair of the nominating and corporate governance committee of the SGMS Board since June 2019. She also serves on numerous governmental advisory and nonprofit boards and is a trustee on the board of the New York City Police Foundation and the Intrepid Sea, Air & Space Museum. She is also a member of the boards at the Council on Foreign Relations and the Trilateral Commission. Ms. Townsend has been a director of The Western Union Company and Freeport-McMoRan Inc. since 2013, and she has previously served as a director of SIGA Technologies, Inc. from 2011 to 2014. Ms. Townsend received a B.A. and B.S. degree, cum laude, from American University and her J.D. from University of San Diego School of Law.
Qualifications of Directors
Our directors are responsible for overseeing the management of the Company’s business and affairs, which requires highly skilled and experienced individuals. The Nominating and Corporate Governance Committee is responsible for evaluating and making recommendations to the Board concerning the appropriate size and needs of the Board with the objective of maintaining the necessary experience, skills and independence on the Board. Other than the minimum age requirement specified in the Nevada Revised Statutes, the Nominating and Corporate Governance Committee and the Board do not have specific qualifications that must be met by a candidate for director. However, the Nominating and Corporate Governance Committee and the Board believe that there are general qualifications that are applicable to all directors and other skills and experience that should be represented on the Board as a whole, but not necessarily by each director. The Nominating and Corporate Governance Committee and the Board consider the experience and qualifications of prospective directors individually and in the context of the Board’s overall composition, and make no distinction in the evaluation of nominees recommended by our directors or executive officers, third parties or our stockholders in accordance with the provisions contained in our Amended and Restated Bylaws.
In its assessment of prospective directors, the Nominating and Corporate Governance Committee and the Board generally consider, among other factors, the individual’s character and integrity, experience, judgment, independence and ability to work collegially, as well as the ability of a potential nominee to devote the time and effort necessary to fulfill his or her responsibilities as a director. The Nominating and Corporate Governance Committee and the Board also assess particular qualifications, attributes, skills and experience that they believe are important to be represented on the Board as a whole, in light of the Company’s business. These include a high level of financial literacy, relevant chief executive officer or similar leadership experience, social gaming industry experience, experience with global operations, exposure to the development and marketing of technology products and legal and regulatory experience.
As a matter of practice, the Nominating and Corporate Governance Committee and the Board also consider the diversity of the backgrounds and experience of prospective directors as well as their personal characteristics (e.g., gender, ethnicity, age) in evaluating, and making decisions regarding, Board composition, in order to facilitate Board deliberations that reflect a broad range of perspectives. The Nominating and Corporate Governance Committee and the Board believe that the Board is comprised of a diverse group of individuals.
        The Nominating and Corporate Governance Committee and the Board believe that each nominee has valuable individual skills and experiences that, taken together, provide the variety and depth of knowledge, judgment and vision necessary for the effective oversight of the Company. As indicated in the foregoing biographies, the nominees have extensive experience in a variety of fields, including the Company’s industry (Messrs. Cottle, Wilson, Marchetti and Pinson), technology (Messrs. Cottle, Wilson and Marchetti), management and/or operations (all directors), digital media, marketing and information services (Mr. Penske), legal and regulatory (Ms. Townsend), financial services (Messrs. Marchetti and Thompson), corporate governance (Messrs. Cohen and Thompson) and public accounting (Mr. Cohen), each of which the Board believes provides valuable knowledge about important elements of our business. Most of our nominees have leadership experience at major companies or organizations that operate inside and outside the United States and/or experience on other companies’ boards, which provides an understanding of ways other companies address various business matters, strategies, corporate governance and other issues. As indicated in the foregoing biographies, the nominees have each demonstrated significant leadership skills, including as a chief executive officer (Messrs. Cottle, Wilson, Marchetti and Penske), as a partner, chief administrative officer and senior managing director of an investment banking and financial services company (Mr. Thompson), as chair of the Homeland Security Council and an officer in the U.S. Coast Guard (Ms. Townsend) and as a partner and member of the partner advisory council of a major accounting firm (Mr. Cohen). Mr. Thompson and Ms. Townsend have extensive public policy, government and regulatory experience, which can provide valuable insight into issues faced by companies in industries such as that of the Company. Messrs. Cottle, Wilson and Marchetti have served as senior executives and directors of other gaming and entertainment companies, which service has given them deep knowledge of the Company and its businesses and directly relevant management experience. The Nominating and Corporate Governance Committee and the Board believe that these skills and experiences, together with their other qualities, qualify each nominee to serve as a director of the Company.

THE BOARD RECOMMENDS A VOTE “FOR” EACH OF THE EIGHT (8) NOMINEES

Corporate Governance
Overview. The Company is committed to good corporate governance, which we believe promotes the long-term interests of our stockholders and strengthens Board and management accountability. Highlights of our corporate governance structure and policies include:

Corporate Governance Highlights
• Annual election of all directors	• Executive compensation based on pay-for-performance philosophy
• Five independent director nominees under all applicable rules and regulations of NASDAQ	• Absence of an “anti-takeover” rights plan and other “anti-takeover” provisions
• Regular executive sessions of independent directors	• Code of Business Conduct (and related training)
• Separate Executive Chairman and Chief Executive Officer roles	• Director and officer stock ownership guidelines
• Regular Board and committee self-evaluations	• Consideration of diversity in decisions regarding Board composition
• Risk management oversight by the Board and committees
• Cash and equity compensation clawback policy
• Anti-hedging policy
Director Independence. As the Company is a “controlled company” within the meaning of the NASDAQ Stock Market rules, the Board is not required to, but may, from time to time, have a majority of directors who meet the criteria for independence required by NASDAQ. The Board has adopted Director Independence Guidelines as a basis for determining whether individual directors are independent under the standards of the NASDAQ Stock Market rules. This determination, which is made annually, helps assure the quality of the Board’s oversight of management and reduces the possibility of damaging conflicts of interest. Under these standards, a director will not qualify as independent if:
(1) the director has been employed by the Company (or any subsidiary) at any time within the past three years, other than service as an interim executive officer for a period of less than one year;
(2) the director has an immediate family member who has been employed as an executive officer of the Company (or any subsidiary) at any time within the past three years;
(3) the director or an immediate family member of the director has accepted any compensation (including any political contribution to a director or family member) from the Company (or any subsidiary) in excess of $120,000 during any period of 12 consecutive months within the past three years other than (a) for Board or Board committee service, (b) in the case of the family member, as compensation for employment other than as an executive officer, (c) benefits under a tax-qualified retirement plan or non-discretionary compensation or (d) compensation for service as an interim executive officer for a period of less than one year;
(4) the director or an immediate family member of the director is a partner, controlling shareholder or executive officer of an organization (including a charitable organization) that made payments to, or received payments from, the Company for property or services in the current year or in any of the past three years that exceed the greater of 5% of the recipient’s consolidated gross revenues or $200,000, other than (a) payments arising solely from investments in the Company’s securities or (b) payments under non-discretionary charitable contribution matching programs;

(5) the director or an immediate family member of the director is employed as an executive officer of another entity where at any time during the past three years any of the executive officers of the Company served on the compensation committee of such other entity; or
(6) the director or an immediate family member of the director is a current partner of the Company’s outside auditor, or was a partner or employee of the Company’s outside auditor who worked on the Company’s audit at any time during any of the past three years.
In applying these standards, the Board determined that each of Messrs. Cohen, Marchetti, Penske and Thompson and Ms. Townsend qualifies as an independent director, and none has a business or other relationship that would interfere with the director’s exercise of independent judgment. Messrs. Cottle, Wilson and Pinson do not qualify as independent directors.
The full text of the Board’s Director Independence Guidelines, including information on the additional independence requirements applicable to Board committee members, can be accessed through the Investors — Corporate Governance link on our website at www.sciplay.com.
Corporate Governance Guidelines. The Board has adopted Corporate Governance Guidelines that outline the structure, role and functioning of the Board and address various governance matters including director independence, the Board selection process, length of Board service, Board meetings and executive sessions of independent directors, Board and committee performance evaluations and management succession planning. The full text of these guidelines can be accessed through the Investors — Corporate Governance link on our website at www.sciplay.com.
Board Leadership Structure. As described above, all of the director nominees qualify as independent directors, other than Mr. Cottle, our Executive Chairman, Mr. Wilson, our Chief Executive Officer, and Mr. Pinson. The Audit and Nominating and Corporate Governance Committees are comprised entirely of independent directors. The Compensation Committee is comprised of independent directors and a non-independent director (Mr. Pinson) and also has a subcommittee comprised of two independent directors for purposes of approving equity awards for directors and executive officers. The Board has the flexibility to select the leadership structure that is most appropriate for the Company and its stockholders and has determined that the Company and its stockholders are best served by not having a formal policy regarding whether the same individual should serve as both Executive Chairman of the Board and Chief Executive Officer. This approach allows the Board to elect the most qualified director as Executive Chairman of the Board, while maintaining the ability to separate the Executive Chairman of the Board and Chief Executive Officer roles when deemed appropriate. The Executive Chairman of the Board and Chief Executive Officer roles are currently held by two different individuals.
The Board believes its current leadership structure is appropriate because it effectively allocates authority, responsibility and oversight between management and the independent members of the Board.
Board’s Role in Risk Oversight. The Board is responsible for overseeing management in the execution of its responsibilities and for assessing the Company’s approach to risk management, including ensuring that sufficiently robust risk and compliance policies and procedures are in place and are functioning properly to bring key risk and compliance matters to the Board’s attention. The Board exercises these responsibilities on an ongoing basis as part of its meetings and through the Board’s committees, each of which examines various components of enterprise risk as part of its responsibilities. An overall review of risk is inherent in the Board’s consideration of the Company’s strategies and other matters presented to the Board, including financial matters, investments, acquisitions and divestitures. An overall review of risk is inherent in the Board’s consideration of the Company’s strategies, such as product and market concentration, competition, acquisitions and divestitures and business transformation, and other matters presented to the Board, including operational risks, such as information technology, cybersecurity, personnel and supply chain; financial risks, such as financial reporting, valuation, market and liquidity risks; compliance risks; and environmental, social and governance risks, such as sustainability, social responsibility, diversity and inclusion, management structure and employee compensation. The Board’s role in risk oversight is consistent with the Company’s leadership structure, with the Chief Executive Officer and other members of senior management having responsibility for managing the Company’s risk exposure, and the Board and its committees providing oversight of those efforts.
The Company has implemented internal processes and controls to identify and manage risks and to communicate with the Board regarding risk management. These include an enterprise risk management program, regular internal management meetings that identify risks and discuss risk management, a Code of Business Conduct (the “Code”) (and related training), a strong ethics and compliance function, regular cybersecurity, data flow and data privacy assessments, such as evaluation of network security measures and data protection safeguards, an internal and external audit process, such as testing controls, and internal approval and signature authority processes and legal department review of contracts. In connection with these processes and controls, management regularly communicates with the Board, Board committees and individual directors regarding identified risks and the management of these risks. Individual directors often communicate directly with senior management on matters relating to risk management. In particular, the Board committee chairs regularly communicate with members of senior management, including the Chief Executive Officer, to discuss potential risks in connection with accounting and audit matters, compensation matters, compliance matters and financing-related matters.
The Board committees, which meet regularly and report to the full Board, play significant roles in carrying out the Board’s risk oversight function. In particular, the Audit Committee oversees related party transactions and risks related to the Company’s financial statements, the financial reporting process and accounting. The Audit Committee also oversees the internal audit function, which is provided through the Intercompany Services Agreement with Scientific Games, and regularly meets with both the Vice President of Internal Audit of Scientific Games (who reports functionally to the Audit Committee and administratively to the Chief Financial Officer of Scientific Games) and representatives of the Company’s independent registered public accounting firm. The Compensation Committee evaluates risks associated with the Company’s compensation programs and senior executive succession planning and discusses with management procedures to identify and mitigate such risks. The Nominating and Corporate Governance Committee oversees risks related to the composition and structure of the Board and succession planning for the Chairman of the Board and the Chief Executive Officer and other senior management positions.
Board Meetings. The Board held a total of three meetings during 2019, including two at which executive sessions were held with no members of management present. During 2019, all incumbent directors attended at least 75% of the total number of meetings of the Board and committees of the Board on which they served.
Board Committees. The Board has three standing committees: the Audit Committee; the Compensation Committee; and the Nominating and Corporate Governance Committee. All committees are comprised solely of independent directors with the exception of the Compensation Committee, which is comprised of two independent directors, as well as Mr. Pinson.

The Compensation Committee has a subcommittee, which is comprised of two independent directors, for purposes of approving equity awards for directors and executive officers.
The Board has approved charters for each Board committee, which can be accessed through the Investors — Corporate Governance link on our website at www.sciplay.com. The current membership of each committee is as shown in the table below.

Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Gerald D. Cohen (Chair)	M. Mendel Pinson (Chair)	Frances F. Townsend (Chair)
Michael Marchetti	Jay Penske	Gerald D. Cohen
William C. Thompson, Jr.	William C. Thompson, Jr.	William C. Thompson, Jr.
Audit Committee. The Audit Committee is responsible for hiring the Company’s independent registered public accounting firm and for overseeing the accounting, auditing and financial reporting processes of the Company. In the course of performing its functions, the Audit Committee reviews, with management and our independent registered public accounting firm, the Company’s internal accounting controls, the financial statements, the report and recommendations of our independent registered public accounting firm, the scope of the audit and the qualifications and independence of the auditor. The Audit Committee’s responsibilities also include oversight of the Company’s internal audit function and compliance with the Code by employees, officers, directors and other representatives of the Company. The Board has determined that each member of the Audit Committee is independent under the listing standards of the NASDAQ Stock Market, the independence standards under the Exchange Act and the Company’s Director Independence Guidelines, and that each of Messrs. Cohen and Thompson qualifies as an “audit committee financial expert” within the meaning of Item 407(d)(5) of Regulation S-K of the rules of the SEC. The Audit Committee held four meetings during 2019.
Compensation Committee. The Compensation Committee sets the compensation of the Chief Executive Officer and other senior executives of the Company, administers the equity incentive plans and executive compensation programs of the Company, determines eligibility for, and awards under, such plans and programs and makes recommendations to the Board with regard to the adoption of new employee benefit plans and equity incentive plans and with respect to the compensation program for non-employee directors. As a “controlled company” within the meaning of the NASDAQ rules, the Compensation Committee is not required to consist solely of independent directors. The Board has determined two of the members of the Compensation Committee are independent under the listing standards of the NASDAQ Stock Market and the Company’s Director Independence Guidelines. In addition, the Compensation Committee has a subcommittee, comprised solely of two independent directors who are also “non-employee directors” for purposes of Rule 16b-3 under the Exchange Act, for purposes of approving equity awards for directors and executive officers. The Compensation Committee held two meetings during 2019.
Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee is responsible for identifying individuals who are qualified to become directors, recommending nominees for membership on the Board and on committees of the Board, reviewing and recommending corporate governance principles, procedures and practices and overseeing the annual self-assessments of the Board and its committees. The Board has determined that each member of the Nominating and Corporate Governance Committee is independent under the listing standards of the NASDAQ Stock Market and the Company’s Director Independence Guidelines. The Nominating and Corporate Governance Committee held two meetings during 2019.

Other than the minimum age requirement specified in the Nevada Revised Statutes, the Nominating and Corporate Governance Committee does not have specific qualifications that must be met by a candidate for director and will consider individuals suggested as candidates by our stockholders in accordance with the provisions contained in our Amended and Restated Bylaws. Each notice of nomination submitted in this manner must contain the information specified in our Amended and Restated Bylaws, including, but not limited to, information with respect to the beneficial ownership of our common stock held by the proposing stockholder and any voting or similar agreement the proposing stockholder has entered into with respect to our common stock. To be timely, the notice must be received at our principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary of the date of the prior year’s annual meeting of stockholders. For purposes of calculating the timeliness of any stockholder notice for the 2020 annual meeting of stockholders, the date of the immediately preceding annual meeting is deemed to be June 1, 2019. If the annual meeting of stockholders is advanced by more than 30 days, or delayed by more than 60 days, from the anniversary of the preceding year’s annual meeting of stockholders, notice by the stockholder, to be timely, must be received no earlier than the 120th day prior to the annual meeting of stockholders and no later than the later of (i) the 90th day prior to the annual meeting of stockholders or (ii) the tenth day following the day on which we publicly announce the date of the annual meeting of stockholders if the first public announcement of the date of such annual meeting is less than 100 days prior to the date of such annual meeting.
Each notice of nomination should include the nominee’s qualifications and other relevant biographical information and provide confirmation of the nominee’s consent to serve as a director. The Nominating and Corporate Governance Committee will review the candidate’s background, experience and abilities, and the contributions the candidate can be expected to make to the collective functioning of the Board and the needs of the Board at the time. Candidates can also be identified through recommendations made by our directors, executive officers or third parties. The Nominating and Corporate Governance Committee anticipates that it would use these sources as well as stockholder recommendations to identify candidates in the future.
Stockholder Communications with Directors. Stockholders may communicate with the Board or an individual director by sending a letter to the Board or to a director’s attention care of the Secretary of the Company at SciPlay Corporation, 6601 Bermuda Road, Las Vegas, NV 89119. The Secretary will open, log and deliver all such correspondence (other than advertisements, solicitations or communications that contain offensive or abusive content) to directors on a periodic basis, generally in advance of each Board meeting.
Attendance at Stockholders’ Meetings. The Company encourages directors to attend the annual stockholders’ meeting. Since the Company completed the IPO on May 7, 2019, there was no annual stockholders’ meeting held in 2019.
        Compensation Committee Interlocks and Insider Participation. None of the independent members of the Compensation Committee (i) has ever been an officer or employee of the Company or (ii) was a participant in a Related Person Transaction (as defined in “Certain Relationships and Related Person Transactions”) in 2019. None of the Company’s executive officers, other than Mr. Cottle, serves, or in 2019 served, as a member of the board of directors or compensation committee of any entity that has one or more of its executive officers serving, or who in 2019 served, as a member of the Company’s Board or the Compensation Committee. Mr. Cottle serves, and in 2019 served, as an executive officer and member of the board of directors of both our Company and Scientific Games.

Code of Ethics. The Board has adopted a Code of Business Conduct, or the Code, that applies to all of our officers, directors and employees. The Code sets forth fundamental principles of integrity and business ethics and is intended to ensure ethical decision making in the conduct of professional responsibilities. Among the areas addressed by the Code are standards concerning conflicts of interest, confidential information and compliance with laws, regulations and policies. The full text of the Code can be accessed through the Investors — Corporate Governance link on our website at www.sciplay.com.
No Hedging Policy. The Board also approved a policy prohibiting directors, officers and employees from hedging or engaging in transactions or similar arrangements designed to protect against declines in the market price of our securities (including the securities of the Company’s affiliates). In particular, directors, officers and employees may not:
•purchase or sell options (e.g., puts, calls and collars) relating to our securities;
•purchase or sell other derivative securities designed to hedge or offset any decrease in the market value of our securities;
•engage in short sales of the Company’s securities, including a “sale against the box”; or
•have standing orders regarding the Company’s securities unless used only for a very brief period of time, except for purchases and sales under a Rule 10b5-1 trading plan that is approved by the Company’s Chief Legal Officer.
Other Policies
Stock Ownership Policy. In February 2020, the Compensation Committee approved stock ownership guidelines that require covered individuals to own the lesser of (i) a number of shares of our Class A common stock equal to a specified multiple of annual base salary (or in the case of non-employee directors, annual cash retainer for Board service) divided by the preceding 200-day average closing price of such shares and (ii) a fixed number of shares of our Class A common stock, as shown in the table below. Shares of Class A common stock held directly or indirectly, including time-vesting restricted stock units (“RSUs”), will count for purposes of the policy, whereas outstanding (vested or unvested) stock options and performance-conditioned RSUs will not count. We expect covered individuals who do not meet the ownership requirements to retain at least 50% of the shares of our common stock that vest or are acquired upon exercise of stock options, net of applicable taxes, until the ownership requirements are met. All of our current directors and covered executives will have until January 1, 2025 to satisfy the required level of ownership.

Position	Guideline Ownership Level
Lesser of:
Executive Chairman* and Chief Executive Officer	Five times annual base salary	155,000 Shares
Chief Financial Officer	Two times annual base salary	40,000 Shares
Other Executive Officers reporting to the Chief Executive Officer	One times annual base salary	15,000 Shares
Non-Executive Officer members of the Board	Five times annual board retainer	10,000 Shares
* Since the Executive Chairman does not receive a base salary from us, the 155,000 share limit applies.
Clawback Policy. In February 2020, the Compensation Committee also approved a clawback policy, under which the Compensation Committee may, in its discretion, take any one or more of the following actions in the event of a restatement of our financial statements that the Compensation Committee determines was due to an executive’s fraud or gross misconduct:
•cancel the executive’s outstanding incentive compensation awards (defined as cash bonus and equity compensation under the Company’s incentive bonus plans or equity incentive plans, whether or not vested);
•disqualify the executive from receiving future incentive compensation awards;
•recoup incentive compensation paid or awarded to the executive from and after the date that is one year before the events giving rise to the restatement were discovered; and/or
•recoup the executive’s gains from the sale of shares awarded as incentive compensation or the exercise of stock options from and after the date that is one year before the events giving rise to the restatement were discovered.
The Compensation Committee and the Board will review and consider updates to this policy from time to time. In addition, to the extent that the SEC adopts final rules for clawback policies that require changes to our policy, we will revise our policy accordingly.
Director Compensation
The following describes the compensation paid to each of our directors in 2019, but excluding the compensation of Messrs. Cottle and Wilson, who also served as executive officers of the Company during 2019. The compensation of Mr. Cottle, our Executive Chairman, and Mr. Wilson, our Chief Executive Officer, is disclosed in “Executive Compensation”.
Non-Employee Director Compensation. The compensation program for directors other than Messrs. Cottle and Wilson (“Eligible Directors”) consists of annual retainers and equity awards (the “Eligible Director compensation program”). In 2019, under the Eligible Director compensation program, Eligible Directors were entitled to receive:
(1) an annual retainer for service on the Board of $36,000;
(2) an annual retainer for the chairs of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee of $25,000, $15,000 and $10,000, respectively; and
(3) an annual grant of RSUs with a grant date value of $144,000 (in the case of the 2019 grant, based on $16.00, the offering price of a share of our Class A common stock in the IPO (the “IPO Price”)) vesting on the earlier of (a) the first anniversary of the grant date and (b) the first annual meeting of stockholders occurring after the grant date.
New Eligible Directors generally receive an annual grant of RSUs as described above upon joining the Board. Mr. Marchetti received this grant shortly following his election to the Board in 2019.
        The elements of the Eligible Director compensation program are evaluated and determined by the Compensation Committee, which takes into account competitive director compensation data provided by its independent compensation consultant, Compensation Advisory Partners LLC, or CAP, for companies in related industries as well as a general industry group of comparably sized companies. The Compensation Committee uses the comparative data provided by CAP as a general indicator of relevant market conditions, but does not set specific benchmark targets for total director compensation or for individual elements of the Eligible Director compensation program.
Awards of RSUs are subject to forfeiture if an Eligible Director leaves the Board prior to the scheduled vesting date for any reason, except that the vesting of such awards would accelerate in full upon an Eligible Director ceasing to serve on the Board due to death or disability.
For all Eligible Directors other than Mr. Marchetti, the number of RSUs awarded in 2019 was determined by dividing the grant date value of $144,000 by the IPO Price. In the case of Mr. Marchetti, the number of RSUs awarded was determined by dividing the grant date value of $144,000 by the average of the high and low sales prices of our Class A common stock on the trading day immediately prior to the grant date and rounding down to the nearest whole number. As a result, 9,000 RSUs were awarded to each Eligible Director in 2019 other than Mr. Marchetti, who was awarded 13,407 RSUs.
In addition, separate from his services as a director, Mr. Pinson provides the Company with strategic advice, shaping and directing the Company’s corporate development and strategy. Mr. Pinson is compensated for such services through a grant of performance-conditioned restricted stock units (“PRSUs”) with a grant value of $5 million, which are scheduled to vest in March 2021, contingent on the achievement of certain levels of revenue and EBITDA improvement over a three-year period (2018-2020). These are the same performance goals as are applicable for the 2018-2020 performance period under Mr. Cottle’s Social Award, as discussed below in “Cottle Social Award”. In the event Mr. Pinson’s services with the Company are terminated without cause or for good reason (as defined in Mr. Pinson’s PRSU award agreement), his PRSUs would remain eligible to vest, based on actual performance achieved.
Eligible Directors with unexcused absences exceeding 25% of the meetings held by the Board and committees on which they served in the prior year are not eligible to receive an annual award of RSUs except that Eligible Directors with less than six months of service in the prior year are not subject to such threshold with respect to the first grant made after becoming a director. As the Company became a public company in May 2019 pursuant to the IPO, the foregoing attendance requirement will apply to the Eligible Directors beginning with their 2020 annual grants.
Director Compensation for 2019. The table below shows the compensation earned by each of our directors for 2019, other than Messrs. Cottle and Wilson, whose compensation is reflected in the Summary Compensation Table below.

Name (1)	Fees Earned or Paid in Cash ($) (2)	Stock Awards ($) (3)(4)	Total ($)
Gerald D. Cohen	39,683	144,000	183,683
Michael Marchetti	15,581	143,991	159,572
Jay Penske	23,419	144,000	167,419
M. Mendel Pinson	33,177	5,144,000	5,177,177
William C. Thompson, Jr.	23,419	144,000	167,419
Frances F. Townsend	29,925	144,000	173,925
_________
(1) Michael A. Quartieri, Executive Vice President, Chief Financial Officer, Treasurer and Corporate Secretary of Scientific Games, served as the sole member of the Board for a period of time prior to the IPO, but received no compensation for such service.

(2) Reflects pro-rated retainers earned by Eligible Directors for a partial year of service in 2019 beginning with the close of the IPO, except, in the case of Mr. Marchetti, the amounts are pro-rated to reflect a partial year of service beginning with his appointment to the Board on July 26, 2019.
(3) Reflects the grant date fair value of RSUs awarded during 2019 to all Eligible Directors, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation (“FASB ASC Topic 718”). The grant date fair value of the RSUs for all directors other than Mr. Marchetti was determined by multiplying the number of shares subject to the award by the IPO Price. For Mr. Marchetti, the grant date fair value of the RSUs was determined by multiplying the number of shares subject to the award by the average of the high and low sales prices of our Class A common stock on the trading day immediately prior to the grant date. For additional information, see Note 7 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2019.
(4) Includes Mr. Pinson’s PRSUs, with a grant date value of $5 million, which are intended to compensate him for strategic advice he provides to the Company, shaping and directing the Company’s corporate development and strategy, which services are separate from Mr. Pinson’s services as a director of the Company.
The table below shows the number of stock options and unvested RSUs held by each of our directors as of December 31, 2019, except for Messrs. Cottle and Wilson, whose stock options and unvested RSUs are reflected in the Outstanding Equity Awards at Fiscal Year-End Table below:

Name	Stock Options(in shares)	RSUs
Gerald D. Cohen	—	9,000 (1)
Michael Marchetti	—	13,407 (2)
Jay Penske	—	9,000 (1)
M. Mendel Pinson	—	321,500 (1)(3)
William C. Thompson, Jr.	—	9,000 (1)
Frances F. Townsend	—	9,000 (1)
_________
(1) Reflects, for Eligible Directors other than Mr. Marchetti, 9,000 RSUs awarded on May 7, 2019, which are all scheduled to vest on May 7, 2020, the first anniversary of the grant date.
(2) For Mr. Marchetti, reflects 13,407 RSUs granted on August 5, 2019, which are all scheduled to vest on May 7, 2020.
(3) For Mr. Pinson, also reflects 312,500 PRSUs awarded on May 7, 2019, which are intended to compensate him for strategic advice he provides to the Company, shaping and directing the Company’s corporate development and strategy, which services are separate from Mr. Pinson’s services as a director of the Company. The PRSUs are scheduled to vest in March 2021, contingent on the Company’s achievement of certain levels of revenue and EBITDA improvement over a three-year period (2018-2020).

DELINQUENT SECTION 16(a) REPORTS
Section 16(a) of the Exchange Act requires our officers and directors, and persons who beneficially own more than ten percent of our Class A common stock, to file initial reports of ownership and reports of changes in their ownership with the SEC. Based on a review of the Form 3s, 4s, and 5s that our directors, officers and ten percent holders filed with the SEC, we believe all applicable filing requirements were met during 2019.

SECURITY OWNERSHIP
The following table sets forth certain information regarding beneficial ownership of our Class A common stock and Class B common stock for:

•each person whom we know to own beneficially more than 5% of our Class A common stock or Class B common stock;
•each of the directors and named executive officers, individually; and
•all directors and executive officers, as a group.
The number of shares and the percentages of beneficial ownership set forth below are calculated as of March 31, 2020 based on outstanding shares of 22,720,000 in the case of our Class A common stock and 103,547,021 in the case of our Class B common stock. Except as otherwise indicated, the stockholders listed in the table below have sole voting and investment power with respect to the shares indicated.

	Shares Beneficially Owned				% of Total Voting Power(1)
	Class A		Class B
Name and Address of Beneficial Owner	Number (2)	Percent (2)	Number (2)	Percent (2)
Park West Asset Management LLC 900 Larkspur Landing Circle, Suite 165 Larkspur, CA 94939	3,329,709 (3)	14.7	—	—	*
Ameriprise Financial, Inc. 145 Ameriprise Financial Center Minneapolis, MN 55474	1,996,912 (4)	8.8	—	—	*
The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355	1,949,230 (5)	8.6	—	—	*
JPMorgan Chase & Co. 383 Madison Avenue New York, NY 10179	1,373,850 (6)	6.0	—	—	*
Invesco Ltd. 1555 Peachtree Street NE, Suite 1800 Atlanta, GA 30309	1,277,405 (7)	5.6	—	—	*
Whitefort Capital Master Fund, LP 780 Third Avenue, 26th Floor, New York, New York 10017	1,224,860 (8)	5.4	—	—	*
Scientific Games Corporation(3) 6601 Bermuda Road Las Vegas, NV 89119	—	*	103,547,021 (9)	100	97.9
Directors and Named Executive Officers:
Barry L. Cottle	20,000	*	—	—	*
Joshua J. Wilson	11,000	*	—	—	*
Gerald D. Cohen	9,000	*	—	—	*
Michael Marchetti	33,407	*	—	—	*
Jay Penske	69,000	*	—	—	*
M. Mendel Pinson	29,000	*	—	—	*
William C. Thompson, Jr.	9,000	*	—	—	*
Frances F. Townsend	24,000	*	—	—	*
Michael D. Cody	1,000	*	—	—	*
All current directors and executive officers as a group (consisting of 10 persons) (10)	206,969	*	—	—	*
_____________
* Represents less than 1% of the outstanding shares of Class A common stock or Class B common stock or total voting power, as applicable.

(1) Percentage of total voting power represents voting power with respect to all shares of our Class A common stock and Class B common stock, as a single class. The holders of our Class B common stock are entitled to 10 votes per share, and holders of our Class A common stock are entitled to one vote per share.
(2) In accordance with SEC rules, these columns include shares that a person has a right to acquire within 60 days of March 31, 2020 through the exercise or conversion of stock options, RSUs or other securities. Such securities are deemed to be outstanding for the purpose of calculating the percentage of outstanding securities owned by such person but are not deemed to be outstanding for the purpose of calculating the percentage owned by any other person. The securities reported for the directors and named executive officers listed in the table above include shares subject to the following awards as to which the equivalent number of underlying shares may be acquired through exercise or conversion within 60 days of March 31, 2020:
Messrs. Cohen, Penske, Pinson and Thompson and Ms. Townsend – 9,000 RSUs; Mr. Marchetti – 13,407 RSUs
(3) Based on an amendment to Schedule 13G filed with the SEC on February 14, 2020 by Park West Asset Management LLC, Park West Investors Master Fund, Limited and Mr. Peter S. Park, reporting beneficial ownership as of December 31, 2019. The Schedule 13G states that each such person with the exception of Park West Investors Master Fund, Limited has shared voting power and shared dispositive power with respect to 3,329,709 shares of Class A common stock and Park West Investors Master Fund, Limited has shared voting power and shared dispositive power with respect to 3,024,490 shares of Class A common stock.
(4) Based on a Schedule 13G filed with the SEC on February 14, 2020 by Ameriprise Financial, Inc., Columbia Management Investment Advisers, LLC and Columbia Seligman Communications & Information Fund, reporting beneficial ownership as of December 31, 2019. The Schedule 13G states that each such person with the exception of Columbia Seligman Communications & Information Fund has shared voting power with respect to 1,955,758 shares of Class A common stock and shared dispositive power with respect to 1,996,912 shares of Class A common stock and Columbia Seligman Communications & Information Fund has sole voting power and shared dispositive power with respect to 1,203,433 shares of Class A common stock.
(5) Based on a Schedule 13G filed with the SEC on February 11, 2020 by The Vanguard Group, reporting beneficial ownership as of December 31, 2019. The Schedule 13G states that The Vanguard Group has sole voting power with respect to 4,816 shares of Class A common stock, sole dispositive power with respect to 1,944,414 shares of Class A common stock and shared dispositive power with respect to 4,816 shares of Class A common stock.
(6) Based on a Schedule 13G filed with the SEC on January 29, 2020 by JPMorgan Chase & Co., reporting beneficial ownership as of December 31, 2019. The Schedule 13G states that JPMorgan Chase & Co. has sole voting power with respect to 1,223,799 shares of Class A common stock and sole dispositive power with respect to 1,373,850 shares of Class A common stock.
(7) Based on a Schedule 13G filed with the SEC on February 13, 2020 by Invesco Ltd., reporting beneficial ownership as of December 31, 2019. The Schedule 13G states that Invesco Ltd. has sole voting power and sole dispositive power with respect to 1,277,405 shares of Class A common stock.
(8) Based on a Schedule 13G filed with the SEC on March 20, 2020 by Whitefort Capital Master Fund, LP, Whitefort Capital Management, LP and Messrs. David Salanic and Joseph Kaplan, reporting beneficial ownership as of March 16, 2020. The Schedule 13G states that each such person has shared voting power and shared dispositive power with respect to 1,224,860 shares of Class A common stock.
(9) Scientific Games is the beneficial owner of all of our outstanding Class B common stock through its indirect wholly owned subsidiaries: SG Social Holding Company I, LLC owns 102,283,021 shares of our Class B common stock and SG Social Holding Company, LLC owns 1,264,000 shares of our Class B common stock.
(10) Includes 59,969 shares issuable upon vesting of RSUs as to which the equivalent number of underlying shares may be acquired through conversion within 60 days of March 31, 2020.

The following table sets forth certain information regarding beneficial ownership of the equity securities of Scientific Games by:
•each of our directors and named executive officers, individually; and
•all of our directors and executive officers, as a group.
The number of shares and the percentages of beneficial ownership set forth below are calculated as of March 31, 2020 based on outstanding shares of 94,339,829. Except as otherwise indicated, the stockholders listed in the table below have sole voting and investment power with respect to the shares indicated.

Name of Beneficial Owner	Shares of Common Stock of Scientific Games Beneficially Owned (1)	Percentage of Total Outstanding Shares of Common Stock (1)
Directors and Named Executive Officers:
Barry L. Cottle	153,447	*
Joshua J. Wilson	36,997	*
Gerald D. Cohen	—	—
Michael Marchetti	—	—
Jay Penske	—	—
M. Mendel Pinson	45,117	*
William C. Thompson, Jr.	—	—
Frances F. Townsend	70,224	*
Michael D. Cody	4,599	*
All current directors and executive officers as a group (consisting of 10 persons) (2)	310,384	*
_________
* Represents less than 1% of the outstanding shares of common stock.
(1) In accordance with SEC rules, this column includes shares that a person has a right to acquire within 60 days of March 31, 2020 through the exercise or conversion of stock options, RSUs or other securities. Such securities are deemed to be outstanding for the purpose of calculating the percentage of outstanding securities owned by such person but are not deemed to be outstanding for the purpose of calculating the percentage owned by any other person. The securities reported for the directors and named executive officers listed in the table above include shares subject to the following awards as to which the equivalent number of underlying shares may be acquired through exercise or conversion within 60 days of March 31, 2020:
Mr. Cottle – 36,130 stock options; Mr. Pinson – 1,770 stock options.
(2) Includes 8,873 shares issuable upon exercise of stock options as to which the equivalent number of underlying shares may be acquired through exercise within 60 days of March 31, 2020.

EXECUTIVE COMPENSATION
Introduction
This section provides a description of the material elements of compensation awarded, or paid, to our Chief Executive Officer and our two most highly compensated executive officers (other than our Chief Executive Officer), who make up our “named executive officers.” For 2019, our named executive officers were:

Executive	Position
Joshua J. Wilson	Chief Executive Officer
Barry L. Cottle	Executive Chairman
Michael D. Cody	Chief Financial Officer

The Company’s executive compensation program is administered by the Compensation Committee, referred to in this section as the “Committee.” The Committee is responsible for determining the compensation of the Company’s Chief Executive Officer and our other executive officers, and for overseeing the Company’s executive compensation program. Our executive compensation program is designed to attract, reward and retain our executive officers. References to “STIP” in this section refer to our annual incentive compensation program and references to “SEIP” in this section refer to our senior executive incentive plan.
Summary Compensation Table
The table below shows the compensation of our named executive officers, to the extent attributable to the applicable individual’s services on behalf of the Company.

Name and Principal Position	Year	Salary ($) (1)	Bonus ($) (2)	Stock Awards ($) (3)	Non-Equity Incentive Plan Compensation ($) (4)	All Other Compensation ($) (5)	Total ($)
Joshua J. Wilson	2019	500,000	—	11,213,687	100,000	9,800	11,823,487
Chief Executive Officer	2018	492,138	—	349,975	441,000	9,625	1,292,738
Barry L. Cottle (6)	2019	—	—	12,000,000	—	—	12,000,000
Executive Chairman	2018	425,962	—	—	490,000	60,079	976,041
Michael D. Cody	2019	317,498	63,962	2,465,623	31,750	25,889	2,904,722
Chief Financial Officer	2018	313,941	63,962	169,497	240,376	69,609	857,385
_________
(1) The amounts in the “salary” column reflect base salary amounts paid during the applicable year to the named executive officers.

(2) For Mr. Cody, the amount in the “bonus” column reflects payment of the portion of his time-based long-term cash incentive awards that vested in each applicable fiscal year, totaling $63,962 annually, as described below in “Cody Long-Term Incentive Awards”.
(3) The amounts in the “stock awards” column reflect the aggregate grant date fair value of RSUs and PRSUs awarded during the applicable year to the named executive officers, computed in accordance with FASB ASC Topic 718. In the case of RSUs granted in 2018, which were granted with respect to Scientific Games’ common stock, the fair value of the RSUs was determined by multiplying the number of shares subject to the award by the average of the high and low prices of Scientific Games’ common stock on the trading day immediately prior to the grant date. The fair value of the RSUs and PRSUs granted in 2019 with respect to our Class A common stock was determined by multiplying the number of shares subject to the award by (i) in the case of RSUs and PRSUs granted on May 7, 2019, the IPO Price and (ii) in the case of all other RSUs, the average of the high and low sales prices of our Class A common stock on the trading day immediately prior to the grant date. For additional information, see Note 7 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2019. For Mr. Cottle, the amount in the “stock awards” column reflects the PRSUs granted to him by the Company in 2019, as described below in “Cottle Social Award”.

(4) The amounts in the “non-equity incentive plan compensation” column for 2019 reflect the annual performance bonuses awarded under the STIP. The amounts for 2018 reflect (i) for all named executive officers, annual performance bonuses awarded under Scientific Games Corporation's SG Social incentive compensation program for 2018 and (ii) for Mr. Cody, a cash-based incentive bonus ($92,475).

(5) The amounts indicated in the “all other compensation” column for 2019 include the following:
a. Company contributions to Scientific Games’ 401(k) plan for Messrs. Wilson ($9,800) and Cody ($9,800).
b. For Mr. Cody, relocation assistance of $11,034 (including home purchase closing costs and moving expenses); with an additional payment of $5,055 to cover taxes on such relocation assistance.
For 2018, included Company contributions to Scientific Games’ 401(k) plan for Messrs. Cottle ($9,625), Wilson ($9,625) and Cody ($9,418), costs associated with leasing office space for Mr. Cottle in Los Angeles ($11,500) and to reimburse him for travel expenses to commute to our main office ($38,954) and, for Mr. Cody, relocation assistance of $40,344, with an additional payment of $19,847 to cover taxes on a portion of such relocation assistance.
(6) The 2019 compensation for Mr. Cottle reflects the PRSUs granted to him by the Company, as described below in “Cottle Social Award”. The 2018 compensation for Mr. Cottle reflects the portion of his compensation attributable to his services from January 1, 2018 through May 31, 2018 as Chief Executive, SG Interactive, which previously operated our business, after which time he became President and Chief Executive Officer of Scientific Games. Compensation paid to Mr. Cottle as President and Chief Executive Officer of Scientific Games is not reflected because such compensation is not attributable to Mr. Cottle’s services on behalf of the Company.
Narrative Disclosure to Summary Compensation Table
The following describes material features of the compensation disclosed in the Summary Compensation Table.
Annual Performance Bonus – Short-Term Incentive Program (STIP)
In connection with the IPO, the Board approved the STIP in order to incentivize our employees to accomplish short-term strategic objectives that the Board believes will create long-term value for the Company. The participants under the STIP, including Messrs. Wilson and Cody, are eligible to receive (1) an annual cash award based on performance for each of the 2019 and 2020 fiscal years and (2) a grant of PRSUs, which vest 50% based on 2019 fiscal year performance and 50% based on 2020 fiscal year performance. For both the cash and PRSU components of the program, payouts are determined based on the financial performance of our business for the applicable fiscal year compared to predetermined goals, one-third based on revenue and two-thirds based on STIP AEBITDA, which is a non-GAAP financial measure, with reconciliation provided in Appendix A. If performance is below the threshold criteria for a year, both the cash award and PRSUs for that year will be forfeited. If performance is between the threshold criteria and the target criteria for a year, then all or a portion of the cash award will be paid based on linear interpolation and the PRSUs for that year will be forfeited. If performance exceeds the target criteria, then the cash award will be paid in full and all or a portion of the PRSUs for that year will vest based on linear interpolation, with full vesting occurring if the maximum criteria are achieved.
The target cash awards granted to Messrs. Wilson and Cody for each of fiscal year 2019 and 2020 are, respectively, 100% and 50% of annual base salary, or $500,000 and $158,000, and the target value of the PRSUs granted to Messrs. Wilson and Cody are, based on the IPO Price, $1,000,000 and $500,000, respectively, with 50% vesting based on fiscal year 2019 performance and 50% vesting based on fiscal year 2020 performance. Because the PRSUs were all granted in 2019, in accordance with applicable SEC rules, the full grant date value of the PRSU awards is included in this year’s Summary Compensation Table, and no portion of such awards is expected to be included in future Summary Compensation Tables. Mr. Cottle did not participate in the STIP in 2019 as he receives his annual performance bonus from Scientific Games in connection with his service as President and Chief Executive Officer of Scientific Games. The STIP goals and results for the 2019 fiscal year are shown in the table below.

	2019 STIP Annual Performance Bonus Achievement*
Metric	Weighting	Threshold Performance Level (1)	Target Performance Level (2)	Maximum Performance Level (3)	Actual Performance
Revenue	33%	$420	$473	$525	$466
STIP AEBITDA (4)	67%	$139	$157	$170	$139
__________
* All dollar values in millions
(1) Threshold performance results in forfeiture of the STIP cash award and PRSUs for the applicable year.
(2) Target performance results in full payout of the STIP cash award and forfeiture of the STIP PRSUs for the applicable year.
(3) Maximum performance results in full payout of the STIP cash award and full vesting of the STIP PRSUs for the applicable year.
(4) STIP AEBITDA is a non-GAAP financial measure, with reconciliation provided in Appendix A.
Based on actual performance achieved, a 31% payout level was achieved. However, after assessing overall Company performance in 2019, the Committee, upon the CEO’s recommendation, determined to use its discretion to reduce the payout level to 20% of target, resulting in only 20% payout of the 2019 cash award for each of Messrs. Wilson and Cody, or $100,000 and $31,750, respectively, and forfeiture of the 2019 STIP PRSUs. The 2019 STIP cash payouts for Messrs. Wilson and Cody are included in the “non-equity incentive plan compensation” column of the Summary Compensation Table.
Long-Term Incentive Compensation
Cody Long-Term Incentive Awards
In each of the 2016 and 2017 fiscal years, Mr. Cody was granted cash-based long-term incentive awards in lieu of equity-based awards, each vesting over a four-year period contingent on Mr. Cody’s continued employment through the applicable vesting date. The value of these awards that vested during the 2019 fiscal year is included in the “bonus” column of the Summary Compensation Table. As of December 31, 2019, Mr. Cody held unvested cash-based long-term incentive awards with an aggregate value of $85,539.
Senior Executive Incentive Program (SEIP)
Our Board has also approved the SEIP, a long-term incentive program to incentivize our senior executives to work to organically grow the revenue and STIP AEBITDA of our business through the 2022 fiscal year. Each of Messrs. Wilson and Cody received a grant of PRSUs under the SEIP, 60% of which will vest based on the achievement of revenue and STIP AEBITDA metrics in fiscal year 2020 (the “2020 SEIP PRSUs”) and 40% of which will vest based on the achievement of revenue and STIP AEBITDA metrics in fiscal year 2022 (the “2022 SEIP PRSUs”). Of the 2020 SEIP PRSUs, (i) one-third will vest in full if fiscal year 2020 revenue is at least $737 million, with threshold vesting of 28.6% if fiscal year 2020 revenue is $487 million, and otherwise based on linear interpolation, and (ii) two-thirds will vest in full if fiscal year 2020 STIP AEBITDA is $250 million, with threshold vesting of 28.6% if fiscal year 2020 STIP AEBITDA is $150 million, and otherwise based on linear interpolation. Of the 2022 SEIP PRSUs, (i) one-third will vest in full if fiscal year 2022 revenue is at least $1 billion and (ii) two-thirds will vest in full if fiscal year 2022 STIP AEBITDA is $350 million, in each case, with any partial vesting in the discretion of the Committee. Under the SEIP, Mr. Wilson received a grant of PRSUs with a grant value of approximately $10 million and Mr. Cody received a grant of PRSUs with a grant value of approximately $2 million, with the number of PRSUs determined by dividing the grant value by the IPO Price.

Annual Equity Awards
In 2019, Messrs. Wilson and Cody received annual long-term equity awards, which link a significant proportion of their compensation to the long-term performance of the Company, align their interests with stockholders and encourage long-term service. Under the current equity award opportunity guidelines, an eligible executive has a target annual equity award opportunity equal to a designated percentage of his base salary (with the actual award determined on or prior to the grant date, in the discretion of the Committee). Messrs. Wilson and Cody’s target annual equity award opportunities for 2019 are shown in the table below. Mr. Cottle did not receive an annual equity award from the Company as he generally received his compensation, including annual equity awards, from Scientific Games in connection with his service as the President and Chief Executive Officer of Scientific Games.

Executive	Target Equity Award Opportunity for 2019 (% of Salary)
Mr. Wilson	125%
Mr. Cody	55%

In 2019, the Committee awarded Messrs. Wilson and Cody one-half of their annual equity awards in the form of RSUs and one-half in the form of PRSUs. The vesting of the PRSUs was conditioned on the Company’s achievement of annual revenue and adjusted EBITDA growth of 10% or more compared to actual revenue and adjusted EBITDA for the fiscal quarter ending June 30, 2019 (the “Revenue/AEBITDA Goal”) on or before the end of fiscal year 2022. Adjusted EBITDA is a non-GAAP financial measure with reconciliation provided in Appendix A, and is reported in our financial results as AEBITDA. Upon satisfaction of the performance condition prior to September 20, 2020, the PRSUs convert to time-vesting RSUs that vest 25% per year on each of September 20, 2020 and the first three anniversaries of September 20, 2020. The Revenue/AEBITDA Goal has not yet been achieved. The time-vesting RSUs are scheduled to vest in equal annual installments over a period of four years starting September 20, 2020.

Information regarding the equity awards granted to Messrs. Wilson and Cody in 2019 is set forth below:

Executive	Date of Grants	Time-Vesting RSUs	Vesting Schedule of Time-Vesting RSUs (1)	PRSUs	Vesting Schedule of PRSUs
Mr. Wilson	05/07/2019	—	—	31,250 (2)	3/15/2020
	05/07/2019	—	—	31,250 (2)	3/15/2021
	05/07/2019	—	—	364,218 (3)	3/15/2021
	05/07/2019	—	—	242,812 (3)	3/15/2023
	09/20/2019	23,399	4 years	23,399	4 years (4)
Mr. Cody	05/07/2019	—	—	15,625 (2)	3/15/2020
	05/07/2019	—	—	15,625 (2)	3/15/2021
	05/07/2019	—	—	68,460 (3)	3/15/2021
	05/07/2019	—	—	45,640 (3)	3/15/2023
	09/20/2019	6,537	4 years	6,537	4 years (4)
________
(1) Awards vest in four annual installments beginning on September 20, 2020.
(2) Consists of STIP PRSUs, as described above in “Annual Performance Bonus – Short-Term Incentive Program (STIP)”.
(3) Consists of SEIP PRSUs, as described above in “Senior Executive Incentive Program (SEIP)”.
(4) Awards vest in four equal annual installments on September 20, 2020 and the first three anniversaries thereafter, subject to the Revenue/AEBITDA Goal being achieved on or before the end of fiscal year 2022, as described above in “Annual Equity Awards”.
Cottle Social Award
In connection with the IPO, on May 7, 2019, Scientific Games and Mr. Cottle entered into an amendment (the “Cottle Amendment”) to his Employment Agreement, dated as of May 4, 2018, by and between Scientific Games and Mr. Cottle, to cancel the 2017-2020 LTIP, a cash-based long-term incentive award with a payout that would have been determined based on the performance of Scientific Games’ social gaming business from 2017-2020 (the “Forfeited Award”). Simultaneously with the execution of the Cottle Amendment, the Company and Mr. Cottle entered into an agreement (the “Social Award Agreement”) pursuant to which the Company granted Mr. Cottle an award of 750,000 PRSUs with respect to shares of the Company’s Class A common stock, with a grant date value equal to approximately $12 million (the “Cottle Social Award”). One-third of the PRSUs will vest based on achievement of 2020 fiscal year revenue and two-thirds will vest based on achievement of 2020 fiscal year STIP AEBITDA, with the PRSUs vesting in full if $720 million of revenue and $250 million of STIP AEBITDA is achieved for the 2020 fiscal year and forfeited in full if threshold goals of $360 million of revenue and $100 million of STIP AEBITDA are not achieved, and otherwise based on linear interpolation. For purposes of the Cottle Social Award, revenue and STIP AEBITDA may be subject to certain customary adjustments, whether positive or negative, as determined by the Committee to be necessary to reflect the purpose of the award.

The Forfeited Award had a single metric that was defined similarly to STIP AEBITDA and would have had a cash payout value of $12 million had improvement of $150 million against such metric been achieved, so that the effect of replacing the Forfeited Award with the Cottle Social Award is to (i) cap the value that may be realized by Mr. Cottle, based on the grant date value, at $12 million, the payout of the Forfeited Award under a similar level of achievement, (ii) condition payout on a second financial metric, revenue, and (iii) convert the payment of the award from cash to shares of the Company’s Class A common stock.
Employment Agreements
Mr. Cottle has an employment agreement in place with Scientific Games, effective June 1, 2018 through May 31, 2021, subject to automatic extension for an additional year at the end of the term and each anniversary thereof unless timely notice of non-renewal is given by either Scientific Games or Mr. Cottle. Under this employment agreement, Mr. Cottle receives an annual base salary of $1,750,000, has the opportunity to earn up to 200% of his base salary as incentive compensation upon achievement of certain performance goals for a given year and is eligible to receive Scientific Games equity awards. The employment agreement also contains covenants restricting him from, among other things, competing with Scientific Games or its affiliates, including the Company, or soliciting Scientific Games’ or its affiliates’, including the Company’s, employees or customers. Mr. Cottle did not have an employment agreement with the Company in 2019, and no portion of his compensation from Scientific Games was attributable to his work on behalf of the Company.
Mr. Wilson’s employment agreement with the Company provides that he will be employed for a three-year term from May 7, 2019, subject to automatic extension for an additional year at the end of the term and each anniversary thereof unless timely notice of non-renewal is given by either the Company or Mr. Wilson. In addition to his participation in the STIP and the SEIP, the employment agreement provides for an annual base salary of $500,000, an annual performance bonus (which for 2019 and 2020 will be granted in the form of awards under the STIP) and eligibility for annual equity awards. Mr. Wilson’s employment agreement also contains covenants restricting him from, among other things, competing with the Company or its affiliates or soliciting the Company’s or its affiliates’ employees or customers
Mr. Cody is not subject to an employment agreement with the Company or any of our affiliates, and instead his terms and conditions of employment with the Company, including his compensation, are currently set forth in an offer letter, which provides that, in addition to his participation in the STIP and the SEIP, Mr. Cody will receive an annual base salary of $317,498, an annual target bonus of 50% of base salary (which for 2019 and 2020 will be granted in the form of awards under the STIP) and will be eligible for annual equity awards.
Outstanding Equity Awards at Fiscal Year-End
The table below provides information with respect to the RSUs held by the named executive officers as of December 31, 2019. Prior to the IPO, Messrs. Wilson and Cody have historically participated in Scientific Games’ various equity-based plans as compensation for services provided on behalf of our business, and as a result, outstanding equity awards with respect to Scientific Games common stock held by each of them as of December 31, 2019 are included in the table below. Mr. Cottle’s Scientific Games equity awards are not reflected in the table below as they were received in connection with his services as President and Chief Executive Officer of Scientific Games and are not attributable to his services on behalf of our business.

Name	Security	Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($) (1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (1)
Joshua J. Wilson	SGMS	06/21/2016	6,347 (2)	169,973	—	—
	SGMS	03/09/2017	5,671 (3)	151,869	—	—
	SGMS	03/30/2018	6,382 (4)	170,910	—	—
	SCPL	05/07/2019	—	—	31,250 (5)	384,063
	SCPL	05/07/2019	—	—	31,250 (6)	384,063
	SCPL	05/07/2019	—	—	364,218 (7)	4,476,239
	SCPL	05/07/2019	—	—	242,812 (8)	2,984,159
	SCPL	09/20/2019	—	—	23,399 (9)	287,574
	SCPL	09/20/2019	23,399 (10)	287,574	—	—
Barry L. Cottle	SCPL	05/07/2019	—	—	750,000 (11)	9,217,500
Michael D. Cody	SGMS	03/30/2018	3,091 (4)	82,777	—	—
	SCPL	05/07/2019	—	—	15,625 (5)	192,031
	SCPL	05/07/2019	—	—	15,625 (6)	192,031
	SCPL	05/07/2019	—	—	68,460 (7)	841,373
	SCPL	05/07/2019	—	—	45,640 (8)	560,916
	SCPL	09/20/2019	—	—	6,537 (9)	80,340
	SCPL	09/20/2019	6,537 (10)	80,340	—	—

_________
(1) The value shown was calculated by multiplying the number of RSUs by, in the case of RSUs with respect to our Class A common stock, the closing price of our Class A common stock on December 31, 2019 ($12.29), and, in the case of RSUs with respect to Scientific Games’ common stock, the closing price of Scientific Games’ common stock on December 31, 2019 ($26.78).
(2) These RSUs are part of a Scientific Games’ grant that was awarded with a four-year annual vesting schedule. The first, second and third installments vested on each of March 20, 2017, March 20, 2018 and March 20, 2019. The RSUs shown in the table are scheduled to vest on March 20, 2020.
(3) These RSUs are part of a Scientific Games’ grant that was awarded with a four-year annual vesting schedule. The first and second installments vested on each of March 20, 2018 and March 20, 2019. The balance is scheduled to vest in two annual installments beginning on March 20, 2020.
(4) These RSUs are part of a Scientific Games’ grant that was awarded with a four-year annual vesting schedule. The first installment vested on March 20, 2019. The RSUs shown in the table are scheduled to vest in three annual installments beginning on March 20, 2020.
(5) These PRSUs were granted as part of the STIP and were scheduled to cliff vest in 2020 contingent on the achievement of certain revenue and STIP AEBITDA goals with respect to the Company’s 2019 fiscal year. As the relevant goals were not achieved, as described above in “Annual Performance Bonus – Short-Term Incentive Program (STIP)”, these PRSUs were forfeited in their entirety.
(6) These PRSUs were granted as part of the STIP and are scheduled to cliff vest in 2021 contingent on the achievement of certain revenue and STIP AEBITDA goals with respect to the Company’s 2020 fiscal year, as described above in “Annual Performance Bonus – Short-Term Incentive Program (STIP)”.

(7) These PRSUs were granted as part of the SEIP and are scheduled to cliff vest in 2021 contingent on the achievement of certain levels of revenue and STIP AEBITDA improvement over a three-year period (2018-2020), as described above in “Senior Executive Incentive Program (SEIP)”.
(8) These PRSUs were granted as part of the SEIP and are scheduled to cliff vest in 2023 contingent on the achievement of certain levels of revenue and STIP AEBITDA improvement over a five-year period (2018-2022), as described above in “Senior Executive Incentive Program (SEIP)”.
(9) These PRSUs are scheduled to vest beginning on September 20, 2020 and the balance in three installments on each of September 20, 2021, September 20, 2022 and September 20, 2023, subject to the achievement of the Revenue/AEBITDA Goal, as described above in “Annual Equity Awards”.
(10) These RSUs were granted with a four-year annual vesting schedule and are scheduled to vest beginning on September 20, 2020 and the balance in three installments on each of September 20, 2021, September 20, 2022 and September 20, 2023, as described above in “Annual Equity Awards”.
(11) These PRSUs were granted pursuant to the Social Award Agreement and will vest based on the achievement of certain levels of revenue and STIP AEBITDA improvement over a three-year period (2018-2020), as described above in “Cottle Social Awards”.
Retirement Plans
Messrs. Wilson and Cody are eligible to participate in Scientific Games’ 401(k) retirement plan under the same rules that apply to other employees. For the 2019 fiscal year, the Company made a matching contribution of 100% of the first 1% of contributions and 50% of the next 5% of contributions (for a match of up to 3.5% of eligible compensation). Mr. Cottle’s participation in Scientific Games’ 401(k) retirement plan is in connection with his service to Scientific Games.
Potential Payments Upon Termination or Change in Control
For the named executive officers in 2019, the information below describes certain compensation that would become payable pursuant to the terms of their employment agreements and their equity award agreements under the various termination events described below. In each case, the applicable agreements were the result of arm’s length negotiations and were approved by the Committee and/or the Board, provided, in the case of Mr. Cottle, his agreements were also approved by the Compensation Committee of Scientific Games.
Mr. Cottle
Mr. Cottle’s employment agreement in effect for 2019 with Scientific Games provides that if his employment was terminated by Scientific Games without “cause” or by him for “good reason” (as such terms are defined in his employment agreement) (a “Cottle Qualifying Termination”), subject to his execution of a release of claims, he would be entitled to receive (i) a pro rata bonus for the year of termination based on actual performance, (ii) an amount equal to the sum of (1) his base salary and (2) the highest annual incentive compensation paid to Mr. Cottle in respect of the two most recent fiscal years but not more than his target bonus for the then-current fiscal year, with the entire amount in this clause (ii) payable over a period of 12 months, and (iii) payment of COBRA premiums for up to 12 months if he elects to continue medical coverage under Scientific Games’ group health plan in accordance with COBRA (collectively, the “Cottle Qualifying Termination Payments”). If a Cottle Qualifying Termination occurred upon or within one year after a “change in control” (as such term is defined in his employment agreement) of Scientific Games, then the amount described in clause (ii) of the Cottle Qualifying Termination Payments would have been multiplied by two and payable in a lump sum to the extent it is permitted under Section 409A of the Internal Revenue Code, otherwise, over a period of 24 months.
Upon a Cottle Qualifying Termination, all of Mr. Cottle’s equity awards with respect to Scientific Games common stock would have been forfeited, except Mr. Cottle would have remained eligible to receive a pro-rated portion of the 200,000

PRSUs granted to him as part of his appointment as President and Chief Executive Officer of Scientific Games, with vesting based on actual Scientific Games performance (measured as of the 12-month period ending at the last completed calendar quarter as of the Cottle Qualifying Termination). Upon a change in control of Scientific Games, all of Mr. Cottle’s equity awards would vest.
With respect to the Cottle Social Award, the Social Award Agreement provides that, if Mr. Cottle experiences a termination without “cause” or for “good reason” (each, as defined in the Social Award Agreement) with respect to both the Company and Scientific Games, he will remain eligible to fully vest in the award, based on actual performance achieved. In the event of a “change in control” (as defined in the SciPlay Corporation Long-Term Incentive Plan, which generally includes a change in control of Scientific Games) of the Company, the Cottle Social Award would vest in accordance with the level of performance determined by the Committee, provided that, if Mr. Cottle’s employment with the Company had been terminated without cause or for good reason prior to such change in control, the award would vest at target, regardless of whether or not Mr. Cottle’s employment with Scientific Games has terminated.
In the event that the payments and benefits provided to Mr. Cottle in connection with a change in control were subject to the excise tax under Section 4999 of the Internal Revenue Code, his employment agreement provides for a “best net” cutback, such that Mr. Cottle would receive either the full amount of such payments and benefits or payments and benefits with a value equal to one dollar less than the threshold that would subject Mr. Cottle to such excise tax, whichever would have resulted in a greater after-tax amount.
In the event of the death of Mr. Cottle, his beneficiary or estate would have been entitled to receive any benefits that would have been payable under any life insurance benefit of his for which Scientific Games pays premiums. In the event of his termination due to his “total disability” (as such term is defined in his employment agreement), Mr. Cottle would have been entitled to receive disability payments pursuant to a disability plan sponsored or maintained by Scientific Games.
Mr. Wilson
Mr. Wilson’s employment agreement provides that if his employment was terminated by the Company without “cause” or by him for “good reason” (as such terms are defined in his employment agreement), he would be entitled to receive, subject to his execution of a release of claims: (i) a pro-rated annual performance bonus; (ii) an amount equal to the sum of (1) two times his base salary and (2) the highest annual cash performance bonus paid to him in respect of the two most recent fiscal years (but not more than his then-current annual base salary), which amount would have been equal to Mr. Wilson’s annual base salary if he was terminated prior to payment of his 2020 STIP award, with the entire amount in this clause (ii) payable over 24 months; (iii) a pro-rated payment of his SEIP PRSUs based on actual performance; and (iv) payment of COBRA premiums for up to 12 months. If Mr. Wilson’s employment instead terminated upon the expiration of the term, he would be entitled to receive, subject to his execution of a release of claims, (a) a pro-rated annual performance bonus, (b) an amount equal to his base salary, payable over 12 months, (c) a pro-rated payment of his SEIP PRSUs, based on actual performance, and (d) payment of COBRA premiums for up to 12 months. Upon a “change in control” of Scientific Games (as defined in the Scientific Games Corporation 2003 Incentive Compensation Plan) or of the Company, the applicable equity awards held by Mr. Wilson would fully vest, with PRSUs vesting at the level determined by the Committee.
In the event of the death of Mr. Wilson, his beneficiary or estate would have been entitled to receive any benefits that would have been payable under any life insurance benefit of his for which the Company pays premiums as well as full vesting of his equity awards. In the event of his termination due to his “total disability” (as such term is defined in his employment agreement), Mr. Wilson would have been entitled to receive disability payments pursuant to a disability plan sponsored or maintained by the Company as well as full vesting of his equity awards.
Mr. Cody
Mr. Cody’s offer letter does not provide for severance payments or benefits upon a termination of his employment. Mr. Cody’s cash-based long-term incentive awards and equity awards would fully vest upon his death, disability (as determined under Scientific Games’ long-term disability plans) or, depending on the applicable award, a “change in control” of Scientific Games or of the Company, with PRSUs vesting at the level determined by the Committee.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS
The Company has written policies and procedures relating to related person transactions. The Audit Committee, with assistance from the Chief Legal Officer, is responsible for reviewing and approving related person transactions that are subject to SEC disclosure requirements under Item 404 of Regulation S-K (each a “Related Party Transaction”), including transactions in which the Company is a participant, the amount exceeds $120,000 and a related person has a direct or indirect material interest. A related person includes a director, executive officer, nominee for election as a director, person holding more than 5% of our stock and any immediate family member of any of the foregoing persons, or any entity in which any of the foregoing persons is employed or is a partner or principal or in a similar position or in which such person has a 5% or greater beneficial ownership interest. The Company’s policy is not to enter into a Related Party Transaction unless the Audit Committee approves the transaction as specified in the Audit Committee’s charter. Other transactions with related persons as well as certain material changes in previously approved relationships may also require legal department or compliance department approval under our policies and procedures.
M. Mendel Pinson Equity Awards
In March 2019, Mr. Pinson, a Company director, received an equity award grant in the form of RSUs with respect to shares of Scientific Games common stock, with a grant date value of $500,000, vesting immediately, in consideration for Mr. Pinson’s provision of consulting services to Scientific Games.
In August 2019, Mr. Pinson received an equity award grant in the form of time-vested RSUs with respect to shares of Scientific Games common stock, with a grant date value of $5,000,000 in consideration of Mr. Pinson’s past contributions to building the Company’s business from 2015 to 2018 as part of Scientific Games’ Social segment, including the provision of strategic advice regarding corporate development and strategy, culminating in the successful IPO, and as a retention incentive. The RSUs will vest in four equal installments over four years, subject to Mr. Pinson continuing to provide consulting services to Scientific Games during the vesting period.
In April 2020, Mr. Pinson received an equity award grant in the form of RSUs with respect to shares of Scientific Games common stock, with a grant date value of $500,000, vesting immediately, in consideration for Mr. Pinson’s provision of consulting services to Scientific Games.
Relationships with Scientific Games
In connection with the IPO, the Company entered into a number of agreements with Scientific Games in order to provide a continuing framework for our relationship with Scientific Games following the IPO, as set forth below:
Intercompany Services Agreement
Pursuant to an Intercompany Services Agreement with Scientific Games, Scientific Games provides certain services to us, and costs associated with these functions are charged to us and settled in cash. Charges include costs related to corporate level general and administrative expenses, including but not limited to, finance, corporate development, human resources, legal (which could include liability related to litigation awards related to our company), information technology and rental fees for shared assets. These expenses are charged on the basis of direct usage when identifiable, with the remainder charged on the basis of revenues, operating expenses, headcount or other relevant measures. Expenses paid to Scientific Games for services provided in 2019 were approximately $5 million.
IP License Agreement
We obtained an exclusive (subject to certain limited exceptions), perpetual, non-royalty-bearing license from a subsidiary of Scientific Games (“SG Gaming”) for intellectual property created or acquired by SG Gaming or its affiliates on or before the third anniversary of the date of the IP License Agreement in any of our currently available or future social games that are developed for mobile platforms, social media platforms, internet platforms or other interactive platforms and distributed solely via digital delivery, and a non-exclusive, perpetual, non-royalty-bearing license for intellectual property created or acquired by SG Gaming or its affiliates after such third anniversary, for use in our currently available games. So long as the IP License Agreement remains in effect, we do not expect to pay any future royalties or fees for our use of intellectual property owned by SG Gaming or its affiliates in our currently available games. The purchase price of the license was $255.0 million, which was determined based on the appropriate valuation methodology performed by a third-party valuation specialist. Royalties for intellectual property created or acquired by SG Gaming or its affiliates accrued in 2019 prior to the IP License Agreement were approximately $10.2 million. SG Gaming frequently licenses intellectual property from third parties, which we use in developing our games pursuant to the IP License Agreement. Royalties allocated for use of third-party intellectual property are charged to us and are typically based upon net social gaming revenues and the royalty rates defined and stipulated in the third-party agreements. For 2019, these third-party intellectual property royalties were approximately $6.9 million.
Tax Receivable Agreement
We entered into a Tax Receivable Agreement (“TRA”) with certain affiliates of Scientific Games. The annual tax benefits under the TRA are computed by comparing the income taxes due including such tax benefits and the income taxes due without such benefits. The amount of aggregate payments due under the TRA may vary based on a number of factors, including the amount and timing of the taxable income generated each year and applicable tax rates, with payments generally due within a specified period of time following the filing of our tax return for the taxable year with respect to which the payment obligation arises. The TRA will remain in effect until all such tax benefits have been utilized or expired unless we exercise our right to terminate the TRA. The TRA will also terminate if we breach our obligations under the TRA or upon certain change of control events specified in the agreement. If the TRA is terminated in accordance with its terms, our payment obligations would be accelerated based upon certain assumptions, including the assumption that we would have sufficient future taxable income to utilize such tax benefits. Our estimated liability under the TRA as of December 31, 2019 was $75.3 million.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee operates under a written charter adopted by the Board that is available on the Company’s website at www.sciplay.com.
The Audit Committee oversees the accounting, auditing and financial reporting processes of the Company. As part of its oversight responsibilities, the Audit Committee reviewed and discussed the Company’s financial statements for the year ended December 31, 2019 with management and Deloitte & Touche LLP, the independent registered public accounting firm for the Company. The Committee also discussed and reviewed with Deloitte & Touche LLP all communications required under generally accepted auditing standards and the standards of the Public Company Accounting Oversight Board (the “PCAOB”), including the matters required to be discussed by Deloitte & Touche LLP with the Audit Committee under PCAOB Auditing Standard No. 1301, Communications with Audit Committees, and SEC Rule 2-07 of Regulation SX.
In addition, Deloitte & Touche LLP provided to the Audit Committee a formal written statement describing all relationships between Deloitte & Touche LLP and its affiliates and the Company and its affiliates as defined by the rules and regulations of the SEC that might bear on Deloitte & Touche LLP’s independence as required by PCAOB Ethics and Independence Rule 3526, Communication with Audit Committees Concerning Independence. The Audit Committee reviewed and discussed with Deloitte & Touche LLP any matters that could have impacted Deloitte & Touche LLP’s objectivity and independence from the Company and management, including the provision of non-audit services to the Company. Nothing came to the Audit Committee’s attention as a result of its review of Deloitte & Touche LLP’s statement or its discussions with Deloitte & Touche LLP that would indicate that Deloitte & Touche LLP lacked such objectivity or independence. Based on these reviews and discussions and in reliance thereon, the Audit Committee recommended to the Board that the audited financial statements for the Company be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019 for filing with the SEC.

Audit Committee
Gerald D. Cohen, Chairman Michael Marchetti William C. Thompson, Jr.

-

PROPOSAL 2
APPROVAL OF THE SCIPLAY CORPORATION
2020 EMPLOYEE STOCK PURCHASE PLAN
On April 21, 2020, the Board approved the adoption of the SciPlay Corporation 2020 Employee Stock Purchase Plan (the “ESPP”), subject to approval by our stockholders. The ESPP is intended to allow the Company to provide eligible employees with an opportunity to participate in the Company’s success by permitting them to easily acquire an ownership interest in the Company through periodic payroll deductions that would be applied towards the purchase of shares of our Class A common stock at a discount from the market price. The Board adopted the ESPP with the intent that it would assist the Company in seeking to retain the services of its employees, securing and retaining the services of new employees and providing incentives for such persons to exert maximum efforts for the success of the Company.
Under the ESPP, at the end of each six-month purchase period, eligible employees who participate in the ESPP will use their accumulated payroll deductions to purchase shares of our Class A common stock at 85% of the market price on such date. If the ESPP is approved, 250,000 shares of Class A common stock will be available for issuance thereunder, which represents 1.1% of our shares of Class A common stock outstanding on April 13, 2020. The ESPP is intended to qualify as an “employee stock purchase plan” within the meaning of Section 423 of the Code.
Summary
The following is a summary of the principal features of the ESPP as proposed for adoption. This summary, however, does not purport to be a complete description of all the provisions of the ESPP. The complete ESPP is attached to this Proxy Statement as Appendix B. For a complete description of the terms of the ESPP, you should read the ESPP.

Effective Date:	The ESPP will become effective upon receiving stockholder approval.
Shares Authorized:
If the ESPP is approved, a total of 250,000 shares of Class A common stock will be authorized and reserved for issuance under the ESPP. The shares of Class A common stock subject to the ESPP may be either shares of authorized but unissued Class A common stock or shares of reacquired Class A common stock. In the event that the Class A common stock is changed by reason of any stock dividend, spin-off, recapitalization, merger, consolidation, reorganization or other similar change, the number of shares of Class A common stock subject to the ESPP, the number of shares of Class A common stock to be purchased pursuant to an option and the maximum number of shares of stock covered by an option and the price per share of such Class A common stock will be appropriately adjusted in an equitable manner, as determined by the Compensation Committee in its sole discretion.
On April 13, 2020, the closing price per share of the Class A common stock was $8.72.

Offering:	Offerings under the ESPP will begin on each January 1 and July 1 and extend for six months thereafter (an “Option Period”). Unless the Board determines otherwise, an offering of shares under the ESPP will be made with respect to each Option Period during which the ESPP remains in effect. Each participant in the ESPP during an Option Period will be granted one option to purchase shares of Class A common stock under the ESPP (an “Option”) on the first day of such Option Period. The number of shares of Class A common stock offered in each Option Period will be determined by the Compensation Committee. Absent any such determination by the Compensation Committee, the maximum number of shares of Class A common stock then available for purchase under the ESPP will be offered in the applicable Option Period.
Purchase Price:	The purchase price of a share of Class A common stock issued pursuant to the exercise of an Option will be 85% of the fair market value of the Class A common stock as of the day on which the Option is deemed exercised.
Participation Limits:
Options are subject to the following two limits:
1.  The maximum number of shares of Class A common stock that can be purchased pursuant to an Option is equal to 15% of the ESPP participant’s compensation payable during the Option Period divided by 85% of the fair market value of a share of Class A common stock (with both the compensation rate and fair market value determined as of the first day of the Option Period); and
2.  No Option may permit a participant to purchase in a given year shares of Class A common stock that, when aggregated with all other shares of Class A common stock that may be purchased under the Company’s or Scientific Games’ qualified stock purchase plans in such year, have a fair market value in excess of $25,000 (determined as of the first day of the Option Period).

Amendment and Termination:
The Board may amend or terminate the ESPP at any time. However, (1) any amendment relating to the aggregate number of shares of Class A common stock which may be issued under the ESPP or to the employees (or class of employees) eligible to receive Options would require stockholder approval within twelve months of its adoption and (2) written consent from affected participants would be required in the case of any adverse amendments.
The ESPP will terminate automatically when all the reserved shares of Class A common stock have been purchased.
If the ESPP is terminated, the Board may elect (i) to complete the current Option Period, (ii) to return the value of any accrued deductions to ESPP participants or (iii) a combination of (i) and (ii).

Other Material Features of the ESPP
        Eligibility. Employees eligible to participate in the ESPP are those who are employed by the Company (or a designated subsidiary of the Company) on the first day of the applicable Option Period and who have a customary work schedule of at least 20 hours per week. However, no employee would be eligible to participate in the ESPP to the extent that, immediately after the grant of an Option, the employee would own (in accordance with Sections 423 and 424(d) of the Code) 5% or more of the total combined voting power or value of all classes of stock of the Company or a parent or subsidiary of the Company. In addition, any employee would not be eligible to participate in an Option Period if, as of the first day of the Option Period, the employee’s compensation in the immediately preceding calendar year exceeded the greater of $250,000 and the amount provided for under Section 414 of the Code. As of April 13, 2020, approximately 239 employees, including no executive officers, would be eligible to participate in the ESPP.
Administration. The Compensation Committee administers the ESPP. The Compensation Committee’s powers include the ability to interpret the ESPP and to make and administer rules and regulations under the ESPP. The Compensation Committee may appoint a plan administrator to carry out ministerial functions necessary to implement the decisions and actions of the Compensation Committee.
Participation. To participate in the ESPP, prior to an Option Period an eligible employee must authorize payroll deductions during such Option Period at a rate equal to a whole percentage of at least 1% and not more than 15%, subject to the limitations discussed above. Each participant who elects to participate will automatically be granted an Option as of the first day of the Option Period, which will be exercised on the last day of the Option Period based on the payroll deductions accumulated during such Option Period. An ESPP participant’s payroll deduction authorization will remain in effect for subsequent Option Periods unless the participant amends such authorization or withdraws from participation.
Changes to Deduction Authorization. An ESPP participant may decrease his or her payroll deduction authorization for an Option Period in progress by delivering written notice of such decrease prior to April 1 or October 1 of such Option Period, with such decrease taking effect on April 1 or October 1, or as soon as practicable thereafter. An ESPP participant may increase or decrease his or her payroll deduction authorization (subject to the limits above) for future Option Periods by written notice delivered to the Company within a reasonable time period prior to the first day of the Option Period in which the increase or decrease will take effect.
Shares Purchased. On the last day of the Option Period, each Option will be exercised to purchase the maximum number of whole shares of Class A common stock (based on the purchase price described above) that can be purchased with the ESPP participant’s accumulated payroll deductions on such date, subject to the limits described above. Any remaining cash balance will be returned to the participant, unless the amount is less than the purchase price of one share of Class A common stock, in which case it will be retained for use in future Option Periods.
Restrictions on Transfer. A participant may not transfer (other than by inheritance) any shares of Class A common stock acquired under the ESPP for six months following the date such shares are issued to such participant, unless the Compensation Committee determines otherwise. Any attempt to transfer any shares of Class A common stock acquired under the ESPP other than in accordance with the ESPP will be considered null and void and of no effect.
Termination of Employment. Termination of a participant’s employment for any reason will immediately cancel his or her Option and participation in the ESPP, and the balance of his or her withholding account will be returned to him or her.
Withdrawal. A participant may withdraw from the ESPP at any time during an Option Period by giving written notice to the Company of his or her election to withdraw. Upon such withdrawal, the participant's Option will be cancelled, and the balance in his or her withholding account will be returned to him or her.

Federal Income Tax Consequences
The following is a brief description of the Company’s understanding of the U.S. federal income tax consequences to the Company and participants subject to U.S. taxation with respect to participation in the ESPP. This description may be inapplicable if such laws and regulations are changed. This summary is not intended to be exhaustive or constitute tax advice and does not address any state, local or foreign tax consequences.
The ESPP is intended to qualify as an “employee stock purchase plan” within the meaning of Section 423 of the Code. Under such an arrangement, no taxable income would be recognized by a participant, and no deductions would be allowable to the Company, upon either the grant or the exercise of the Options. Taxable income would not be recognized until either there is a sale or other disposition of the shares of Class A common stock acquired under the ESPP or in the event the participant should die while still owning the purchased shares of Class A common stock. However, the amounts withheld from a participant’s pay under the ESPP will be taxable income to that participant and must be included in gross income for federal income tax purposes in the year in which the amounts otherwise would have been received.
The federal income tax consequences of a sale or disposition of shares of Class A common stock acquired under the ESPP depend in part on the length of time the shares are held by a participant before any sale or disposition. If a participant sells or otherwise disposes of shares of Class A common stock acquired under the ESPP (other than any transfer resulting from his or her death) within two years after the date on which the Option is granted to such participant or within one year after the date on which the Option is exercised and the shares purchased (such period, the “Holding Period”), the participant will recognize ordinary income in the year of such sale or disposition in an amount equal to the excess of (1) the fair market value of the shares on the date such shares were acquired by him or her over (2) his or her purchase price. The tax law requires a participant to recognize this amount of ordinary income even if the fair market value of the shares of Class A common stock has decreased since the date the shares were purchased, and the ordinary income recognized is added to his or her basis in such shares. Any gain realized on the sale or disposition in excess of the purchase price will be taxed as capital gains and any loss realized will be a capital loss.
If a participant sells or otherwise disposes of shares of Class A common stock acquired under the ESPP after the Holding Period, or the participant dies, he or she must recognize as ordinary income in the year of sale (or his or her taxable year ending with his or her death) an amount equal to the lesser of (1) the excess of the fair market value of the shares of common stock on the date such shares were acquired over the purchase price and (2) the excess of the fair market value of the shares on the date he or she sells or otherwise disposes of the shares or on the date of his or her death over the purchase price. Except in the case of a transfer as a result of death, this amount of ordinary income recognized by the participant is added to his or her basis in the shares. The basis of shares transferred as a result of the death of a participant will not be increased as a result of the ordinary income recognized by the deceased participant. Any gain realized on the sale or disposition in excess of the participant’s basis (after increasing the basis in such shares of common stock by the ordinary income recognized) will be taxed as long-term capital gain. Any loss realized will be treated as long-term capital loss.
The Company will not receive any income tax deduction as a result of issuing shares of Class A common stock pursuant to the ESPP, except upon sale or disposition of shares by a participant prior to the end of the Holding Period. In that event, the Company ordinarily will be entitled to a deduction equal to the amount included as ordinary income to the participant with respect to the sale or disposition of the shares.

New Plan Benefits
Our executive officers, including our named executive officers who are current employees of the Company, will not be eligible to participate in the ESPP. Non-employee directors are not eligible to participate in the ESPP. Because benefits under the ESPP will depend upon employees’ elections to participate, the restrictions of Section 423 of the Code and the fair market value of the Class A common stock at various future dates, it is not possible to determine the benefits that will be received by eligible employees if the ESPP is approved by the stockholders. No Options have been granted and no shares of Class A common stock have been issued under the ESPP prior to, or pending, stockholder approval of the ESPP.
Equity Compensation Plan Information
The following table provides information about the shares of our Class A common stock that may be issued upon the exercise of stock options, warrants and other stock rights under all of our equity compensation plans as of December 31, 2019.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted average exercise price of outstanding options, warrants and rights (2) (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders (1)	4,058,873	$0	2,441,127
Equity compensation plans not approved by security holders	—	—	—
_________
(1) The “Equity compensation plans approved by security holders” includes 2,441,127 shares of Class A common stock that may be issued under the SciPlay Corporation Long-Term Incentive Plan.
(2) Since all outstanding awards consist of RSUs, which do not have an exercise price, the weighted average exercise price for all outstanding awards is $0.
THE BOARD RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE 2020 EMPLOYEE STOCK PURCHASE PLAN

PROPOSAL 3
RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP
AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed Deloitte & Touche LLP as our independent registered public accounting firm (“independent auditor”) for the fiscal year ending December 31, 2020, and stockholders are being asked to ratify such appointment at the annual meeting.
Representatives of Deloitte & Touche LLP are expected to be present at the meeting, will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from stockholders.
Approval of the proposal to ratify the appointment of the independent auditor requires the affirmative vote of a majority of the shares entitled to vote represented at the meeting. If the appointment is not ratified by stockholders, the Audit Committee will reconsider such appointment and may choose in its sole discretion to confirm the appointment of Deloitte & Touche LLP or to engage a different firm to serve as the Company’s independent auditor.
Fees Paid to our Independent Registered Public Accounting Firm
Aggregate fees billed to us for the fiscal year ended December 31, 2019 by our independent registered public accounting firm, Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu Limited, and their respective affiliates were approximately:

2019 Fees ($ in millions)
Audit Fees:	$1.41
Audit-Related Fees:	$0.03
Tax Fees:	$0.73
All Other Fees:	—
The Audit Fees listed above were billed in connection with the audit of our annual consolidated financial statements included in our Annual Report on Form 10-K, the reviews of our interim consolidated financial statements included in our quarterly reports on Form 10-Q and other professional services related to our IPO, including in relation to our registration statement on Form S-1. Audit-Related Fees listed above were billed in connection with a comfort letter issued in connection with underwriters’ partial exercise of their over-allotment option and a consent in connection with a Form S-8. The Tax Fees listed above were billed for tax compliance, planning and advice. All of the fees set forth in the table above were pre-approved by either the Scientific Games Audit Committee (for the period prior to the IPO and formation of our Audit Committee) and by our Audit Committee for the period after the IPO and formation of our Audit Committee in accordance with the procedures described below.
Pre-Approval Policy for Services Performed by our Independent Registered Public Accounting Firm
The Audit Committee has responsibility for the appointment, compensation and oversight of the work of the independent auditor. As part of this responsibility, the Audit Committee must pre-approve all permissible services to be performed by the independent auditor.

The Audit Committee has adopted an auditor pre-approval policy that sets forth the procedures and conditions pursuant to which pre-approval may be given for services performed by the independent auditor. Under the policy, the Audit Committee must give prior approval for any amount or type of service within four categories — audit, audit-related, tax services or, to the extent permitted by law, other services — that the independent auditor provides. Prior to the annual engagement, the Audit Committee may grant general pre-approval for independent auditor services within these four categories at maximum pre-approved fee levels. During the year, circumstances may arise when it may become necessary to engage the independent auditor for additional services not contemplated in the original pre-approval and, in those instances, such service will require separate pre-approval by the Audit Committee if it is to be provided by the independent auditor. For any pre-approval, the Audit Committee will consider whether such services are consistent with the SEC’s rules on auditor independence, whether the auditor is best-positioned to provide the most cost-effective and efficient service and whether the service might enhance the Company’s ability to manage or control risk or improve audit quality. The Audit Committee may delegate to one or more of its members authority to approve a request for pre-approval, provided the member reports any approval so given to the Audit Committee at its next scheduled meeting.
THE BOARD RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF
DELOITTE & TOUCHE LLP AS OUR Independent Registered Public Accounting Firm FOR THE
FISCAL YEAR ENDING DECEMBER 31, 2020

OTHER MATTERS
We are not aware of any matter other than those described in this Proxy Statement that will be acted upon at the annual meeting. In the event that any other matter properly comes before the meeting for a vote of stockholders, the persons named as proxies in the enclosed form of proxy will vote in accordance with their best judgment on such other matter.
        We will pay the costs of proxy solicitation. Proxies are being solicited primarily by mail, but, in addition, our officers and employees may solicit proxies in person, by telephone or electronically.
STOCKHOLDER PROPOSALS FOR THE NEXT ANNUAL MEETING
Proxy Statement Proposals
        Pursuant to Rule 14a-8 under the Exchange Act, if a stockholder wants to submit a proposal for inclusion in our proxy materials for the 2021 annual meeting of stockholders, it must be received at our principal executive offices, 6601 Bermuda Road, Las Vegas, Nevada 89119, Attention: Secretary, not less than 120 days before the anniversary of the date this Proxy Statement is released to stockholders, unless the date of the 2021 annual meeting of stockholders is more than 30 days before or after June 10, 2021, in which case the proposal must be received a reasonable time before we begin to print and mail our proxy materials. Since this Proxy Statement will be first mailed to our stockholders on April 30, 2020, the proposal must be received not later than December 31, 2020. In order to avoid controversy, stockholders should submit proposals by means, including electronic means, which permit them to prove the date of delivery.
Other Proposals and Nominations
        For any proposal or director nomination that is not submitted for inclusion in next year’s proxy statement pursuant to the process set forth above, but is instead sought to be presented directly at the 2021 annual meeting of stockholders, stockholders are advised to review our Amended and Restated Bylaws as they contain requirements with respect to advance notice of stockholder proposals and director nominations. To be timely, the notice must be received at our principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary of the date of the prior year’s annual meeting of stockholders. Accordingly, any such stockholder proposal or director nomination must be received between February 10, 2021 and the close of business on March 12, 2021 for the 2021 annual meeting of stockholders. In the event that the 2021 annual meeting of stockholders is convened more than 30 days prior to or delayed by more than 60 days after June 10, 2021, notice by the stockholder, to be timely, must be received no earlier than the 120th day prior to the 2021 annual meeting of stockholders and no later than the later of (i) the 90th day prior to the 2021 annual meeting of stockholders and (ii) the tenth day following the day on which we publicly announce the date of the 2021 annual meeting of stockholders if the first public announcement of the date of such annual meeting is less than 100 days prior to the date of such annual meeting.
        All proposals should be sent to our principal executive offices at 6601 Bermuda Road, Las Vegas, Nevada 89119, Attention: Secretary.
        These advance notice provisions are in addition to, and separate from, the requirements that a stockholder must meet in order to have a proposal included in the proxy statement under the rules of the SEC.

        A proxy granted by a stockholder will give discretionary authority to the proxies to vote on any matters introduced pursuant to the above advance notice bylaw provisions, subject to applicable rules of the SEC.
        Copies of our Amended and Restated Bylaws can be accessed through the Investors — Corporate Governance —Bylaws link on our website at www.sciplay.com, or are available by request to the Secretary at the address set forth above.
Your cooperation in giving this matter your immediate attention and in returning your proxy promptly will be appreciated.

By Order of the Board of Directors

Dated: April 28, 2020	Michael F. Winterscheidt Chief Accounting Officer and Secretary

Appendix A

Reconciliation of Adjusted EBITDA and STIP AEBITDA to Net Income
We use Adjusted EBITDA and STIP AEBITDA, both non-GAAP measures, as metrics for purposes of determining incentive compensation payouts. Adjusted EBITDA and STIP AEBITDA include net income attributable to SciPlay, before: (1) net income attributable to noncontrolling interest; (2) interest expense; (3) income tax (benefit) expense; (4) depreciation and amortization; (5) contingent acquisition consideration; (6) restructuring and other, which includes charges or expenses attributable to: (a) employee severance; (b) management changes; (c) restructuring and integration; (d) M&A and other, which includes: (i) M&A transaction costs; (ii) purchase accounting adjustments; (iii) unusual items (including certain legal settlements); and (iv) other non-cash items; and (e) cost-savings initiatives; (7) stock-based compensation; (8) loss (gain) on debt financing transactions; (9) other expense (income) including foreign currency (gains) and losses; (10) in the case of STIP AEBITDA only, other adjustments in the form of add backs for (a) royalties paid under our intercompany license agreement to Scientific Games for use of its intellectual property, (b) royalties paid under our intercompany license agreement to Scientific Games for use of third party intellectual property and (c) payments under our services agreement to Scientific Games for provision of services in 2019; and other discretionary adjustments made by the Compensation Committee.
The following table reconciles Adjusted EBITDA and STIP AEBITDA to net income:

($ in millions)	Year Ended December 31, 2019

Net income attributable to SciPlay	$32
Net income attributable to noncontrolling interest	61
Net income	93
Contingent acquisition consideration	2
Restructuring and other	1
Depreciation and amortization	7
Income tax expense	9
Stock-based compensation	9
Other expense, net	1
SciPlay Adjusted EBITDA	122
STIP Adjustments:
Royalties for Scientific Games IP	10
Royalties to Scientific Games for third party IP	7
Scientific Games services	5
Compensation Committee and other adjustments	(5)
STIP AEBITDA	$139

A-1

Appendix B

SCIPLAY CORPORATION
2020 EMPLOYEE STOCK PURCHASE PLAN

SECTION 1. Purpose of Plan.
(a)  The purpose of the SciPlay Corporation 2020 Employee Stock Purchase Plan is to provide Eligible Employees with the opportunity to purchase Common Stock of the Company by means of voluntary, systematic payroll deductions and thereby acquire an interest in the future of the Company.
(b) It is the intention of the Company that the Plan qualify as an “employee stock purchase plan” under Section 423 of the Code. The provisions of the Plan shall be construed so as to comply in all respects with the requirements of the Code applicable to employee stock purchase plans.
SECTION 2. Definitions.
“Board of Directors” means the Board of Directors of SciPlay Corporation.
“Closing Price” of the Stock means, on any business day, the last sale price for a share of such Stock as reported on the principal market on which the Stock is traded.
“Code” means the U.S. Internal Revenue Code of 1986, as amended.
“Committee” means the Compensation Committee of the Board of Directors or a committee duly authorized by the Board of Directors to administer the Plan.
“Company” means SciPlay Corporation.
“Compensation” means the Participant’s base wages, or base salary, as applicable, (not including any bonuses, commissions or similar payments) and shall include (and all calculations based upon the Participant’s Compensation shall include) all amounts that would be included in the Participant’s taxable income as base wages or base salary but for the fact that such amount was contributed to a qualified plan pursuant to an elective deferral under Section 401(k) of the Code or contributed under a salary reduction agreement pursuant to Section 125 of the Code or deferred pursuant to a non-qualified deferred compensation plan, in each case, to the full extent permitted by law and applicable regulations, if any.
“Eligible Employee” means an employee of the Company or a Subsidiary who meets the eligibility requirements set forth in Section 5 of the Plan.
“Fair Market Value” means, unless the Board of Directors determines otherwise in good faith, on any given day the Closing Price of the Stock on such day (or, if there was no Closing Price on such day, the latest day prior thereto on which there was a Closing Price). A good faith determination by the Board of Directors as to fair market value shall be final and binding.
“Highly Compensated Employee” means an employee of the Company or a Subsidiary whose Compensation in the immediately preceding calendar year exceeded the greater of $250,000 and the amount provided for under Section 414(q)(1)(B)(i) of the Code.
“Option Period” means each of the periods pursuant to Section 6 of the Plan during which the Plan remains in effect, except as otherwise provided in Section 18(c) of the Plan.
“Options” shall mean a right to purchase shares of Stock pursuant to the Plan.
“Participant” shall have the meaning set forth in Section 6(b) of the Plan.
“Plan” means this SciPlay Corporation 2020 Employee Stock Purchase Plan.

“Purchase Date” shall have the meaning set forth in Section 10(a) of the Plan.
“Specified Percentage” shall have the meaning set forth in Section 7(a) of the Plan.
“Stock” means the Class A Common Stock, $0.001 par value per share, of the Company.
“Subsidiary” means a “subsidiary corporation” as defined in Section 424(f) of the Code that the Board of Directors has designated as a subsidiary whose employees are, subject to the specific requirements of the Plan, eligible to participate in the Plan.
SECTION 3. Administration of Plan. The Plan shall be administered by the Committee. The Committee shall have the right to determine all questions regarding the interpretation and application of the provisions of the Plan and to make, administer, and interpret such rules and regulations as it deems necessary or advisable with respect to the Plan. The Committee’s decisions will be final and binding. At the request of the Committee, the Company may appoint a “Plan Administrator” to carry out the ministerial functions necessary to implement the decisions and actions of the Committee with respect to any offering under the Plan.
SECTION 4. Stock. Under the Plan, there is available an aggregate of 250,000 shares of Stock (subject to adjustment as provided in Section 17 of the Plan) for sale pursuant to the exercise of Options granted under the Plan to Eligible Employees. The Stock to be delivered upon exercise of Options under the Plan may be either shares of authorized but unissued Stock or shares of reacquired Stock, as the Board of Directors may determine. With respect to the offering applicable to an Option Period, the Committee will specify the number of shares to be made available and such other terms and conditions not inconsistent with the Plan as may, in the opinion of the Committee, be necessary or appropriate; provided, however, that absent action by the Committee, the maximum number of shares of Stock then available for purchase under the Plan shall be offered in each Option Period. All shares included in any offering under the Plan in excess of the total number of shares of Stock for which Options are granted hereunder and all shares of Stock with respect to Options granted hereunder that are not exercised or are cancelled or deemed to be cancelled as provided herein shall continue to be reserved for the Plan and shall be available for inclusion in any subsequent offering under the Plan.
SECTION 5. Eligible Employees.
(a)  Except as otherwise provided below, each individual who is an employee of the Company or a Subsidiary and who has a customary working schedule of at least twenty (20) hours per week will be eligible to participate in the Plan.
(b) Any employee who, immediately after the grant of an Option, would own or be considered to own (in accordance with the provisions of Sections 423 and 424(d) of the Code) stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company or a parent or subsidiary of the Company, will cease to be eligible to receive such Option pursuant to the Plan.
(c) With respect to an Option Period, each employee who, as of the first day of such Option Period, is a Highly Compensated Employee will not be eligible to participate in such Option Period.
(d) The Plan will be operated in compliance with the limitations on purchases of stock contained in Section 423(b)(8) of the Code, as described in Section 8 of the Plan.
SECTION 6. Option Periods; Method of Participation.
(a)  Unless the Board of Directors determines otherwise, an offering of shares of Stock under the Plan shall be made with respect to each Option Period. Each Option Period shall be of six-months duration. Each Option Period shall commence on either January 1 or July 1 of the calendar year.
(b) Each person who will be an Eligible Employee on the first day of an Option Period may elect to participate in the Plan by executing and delivering, within a reasonable time frame prior to the first day of the Option Period as specified by the Committee, a payroll deduction authorization form in accordance with Section 7 of the Plan. Such employee will thereby become a participant (“Participant”) in the Plan for that Option Period and each subsequent Option Period unless he or she withdraws from participation in the Plan in accordance with Section 12 of the Plan.

SECTION 7. Payroll Deduction Amounts and Procedures.
(a)  The payroll deduction authorization form completed by the Participant will request withholding by means of payroll deductions from Compensation payable during the applicable Option Period at a rate, expressed as a whole percentage, of not less than 1%, except as provided in Section 7(b) of the Plan, nor more than 15% of his or her Compensation payable during the applicable Option Period (based on the rate in effect on the first day of the applicable Option Period) (the “Specified Percentage”). The amount equal to the Specified Percentage of the Participant’s Compensation for the applicable Option Period will be withheld from the Participant’s Compensation in installments over the term of the Option Period (one installment each pay period during the Option Period, with the amount of the installments to be as nearly equal as is practicable, subject to adjustment resulting from a change in the Specified Percentage as permitted in Section 7(b) of the Plan). Such withheld amounts will be credited to a withholding account for the Participant. The Participant’s payroll deduction authorization will remain in effect for subsequent Option Periods until amended by the Participant in accordance with Section 7(b) or Section 7(c) of the Plan, or until the Participant withdraws from the Plan in accordance with Section 12 of the Plan.
(b) A Participant may, subject to the provisions set forth elsewhere in the Plan, elect to decrease by one or more whole percentages (including to zero) the Specified Percentage of his or her payroll deductions for the current Option Period by delivering written notice to the Company of such election within a reasonable time period before the April 1 or October 1 that marks the first day of the second three months of such Option Period, as applicable, as specified by the Committee. The reduction in the Specified Percentage will take place as of the applicable April 1 or October 1 date or as soon thereafter as practicable, as determined by the Company, and will remain in effect for subsequent Option Periods unless amended in accordance with this Section 7(b) of the Plan or Section 7(c) of the Plan or the Participant withdraws from the Plan in accordance with Section 12 of the Plan. If a Participant elects to reduce his or her contribution rate to zero percent, amounts contributed to the Plan prior to the date such reduction is effective for the current Option Period will be used to purchase shares of Stock at the end of such Option Period but no further contributions will be made during the balance of the Option Period or during subsequent Option Periods unless the Participant completes a new authorization form in accordance with Section 6(a) of the Plan.
(c) A Participant may increase (but not above 15%) or reduce (but not below 1%) the Specified Percentage of his or her payroll deduction authorization for a future Option Period by written notice delivered to the Company, within a reasonable time period specified by the Committee, prior to the first day of the Option Period as to which the change is to be effective.
SECTION 8. Grant of Options. Each person who is a Participant on the first day of an Option Period will as of such day be granted an Option for such Option Period, and the number of whole shares of Stock subject to such Option shall be the maximum number of shares of Stock the Participant can purchase during the applicable Option Period, as calculated in accordance with the next sentence (subject to any adjustments in accordance with Section 17 of the Plan). Such Option will be for the number of whole shares of Stock determined by dividing (i) an amount equal to 15% of such Participant’s Compensation payable during the applicable Option Period (assuming continued employment throughout such Option Period) at the rate in effect on the first day of the applicable Option Period by (ii) 85% of the Fair Market Value of a share of Stock as of the first day of the applicable Option Period and disregarding any fractional shares.
In the event the total maximum number of shares of Stock for which Options would otherwise be granted in accordance with this Section 8 under any offering hereunder exceeds the number of shares of Stock offered or available under the Plan, the Company shall reduce the maximum number of shares of Stock for which Participants may be granted Options to allot the shares of Stock available in such manner as it shall determine, but generally pro rata, and shall grant Options to purchase only such reduced number of shares of Stock. In such event, the payroll deductions to be made pursuant to the authorizations therefor shall be reduced accordingly (without regard to the otherwise applicable minimum contributions) and the Company shall give written notice of such reduction to each Participant affected thereby.
Notwithstanding the foregoing, no Participant may be granted an Option to purchase shares of Stock under the Plan which, when aggregated with his or her rights to purchase shares of Stock under all other stock option plans of the Company and its affiliates, including Scientific Games Corporation, pursuant to Section 423 of the Code, would permit such Participant to purchase shares of Stock with a Fair Market Value (determined as of the first day of the applicable Option Period) in excess of $25,000 in any calendar year.
SECTION 9. Purchase Price. The purchase price for shares of Stock issued pursuant to the exercise of an Option will be 85% of Fair Market Value as of the day on which the Option is deemed exercised. The purchase price for shares of Stock purchased pursuant to the Plan will be payable only by means of payroll deductions as provided herein.
SECTION 10. Exercise of Options.
(a)  Each employee who is a Participant on the last day of an Option Period will be deemed on such day to have exercised, to the extent of such Participant’s withholding, the Option granted to him or her for that Option Period (such date, the “Purchase Date”). The exercise shall be for the purchase of the maximum number of whole shares of Stock subject to the Option which can be purchased with the entire withholding amount in the Participant’s account, but not to exceed the number of shares determined under Section 8 of the Plan. In the event that the amount of the Participant’s withholding is in excess of the total purchase price for the shares of Stock so issued, the balance of the account shall be returned to the Participant, provided, that if such excess amount is less than the purchase price of one share of Stock, such excess amount shall be retained by the Company in the Participant’s withholding account and shall be available for application toward the purchase price of shares of Stock in a subsequent Option Period. The entire balance of the Participant’s withholding account following the final Option Period shall be returned to the Participant.
(b) As promptly as practicable after the end of the Option Period, the Company will deliver the shares purchased upon exercise of the Option to a brokerage firm, as may be designated by the Committee from time to time, which will hold shares in individual accounts established for the benefit of each Participant. The brokerage account may be in the name of the Participant or, if such Participant so indicates on the appropriate form, in the Participant’s name jointly with another person, with right of survivorship. A Participant may not transfer (other than by inheritance) any shares of Stock acquired by such Participant under this Plan for six months following the date such shares are issued to such Participant, unless the Committee determines otherwise. Any stock certificates issued to a Participant representing the shares of Stock so purchased shall bear a legend referring to this restriction on transfer. Any attempt to transfer any shares of Stock acquired under this Plan other than in accordance with this Plan shall be considered null and void and of no effect.
(c) Notwithstanding anything herein to the contrary, the obligation of the Company to issue and deliver shares of Stock under the Plan is subject to the approval required of any governmental authority in connection with the authorization, issuance, sale or transfer of said shares of Stock, to any requirements of any national securities exchange applicable thereto, and to compliance by the Company with other applicable legal requirements in effect from time to time, including without limitation any applicable tax withholding requirements.
SECTION 11. Use of Funds; Interest; No Fractional Share Interests.
(a)  All payroll deductions received or held by the Company under the Plan may be used by the Company for any corporate purpose and the Company shall not be obligated to segregate such payroll deductions; provided, however, that the Company may elect, at its sole discretion, to segregate such payroll deductions for the benefit of Participants. Until paid over to the applicable Participant or used to purchase shares of Stock as provided hereunder, the amount of each Participant’s payroll deductions in connection with any applicable offering shall represent an indebtedness of the Company to such Participant.
(b) No interest will be payable on withholding accounts, including upon the return of the balance in a withholding account to the applicable Participant; provided, however, that the Company may elect, at its sole discretion, to pay interest on such withholding accounts on a non-discriminatory basis at a market rate of interest calculated pursuant to procedures established by the Company, all as determined in good faith by the Committee in its sole discretion.
(c) No fractional shares of Stock or fractional share interests will be issued or credited to a Participant’s account under the Plan.
SECTION 12. Withdrawal and Cancellation.
(a)  A Participant who holds an Option under the Plan may at any time prior to exercise thereof under Section 10 of the Plan withdraw from participation in the Plan by written notice delivered to the Company. Upon such withdrawal, the Participant shall cease to be a Participant, such Option shall be deemed cancelled in its entirety, and the balance in his or her withholding account will be returned to him or her as soon as practicable.

(b) If a Participant reduces to zero his or her future payroll deductions with respect to the then current Option Period pursuant to Section 7(b) of the Plan, the Participant shall continue to be a Participant for such Option Period unless the Participant elects by notice in writing to the Company to withdraw from participation in the Plan as provided in Section 12(a) of the Plan. The Participant’s reduction to zero, however, will be treated as an election by the Participant to withdraw from the Plan with respect to subsequent Option Periods.
(c) Any Participant who withdraws from participation in the Plan as provided herein may, as of the beginning of a subsequent Option Period, again become a Participant in accordance with Section 6 of the Plan.
(d) If a Participant’s payroll deduction terminates for any reason not otherwise provided for in this Section 12 of the Plan, the Participant will be deemed to have withdrawn from participation in the Plan, his or her Option shall be cancelled in its entirety, and the balance in his or her withholding account will be returned to him or her as soon as practicable.
SECTION 13. Termination of Employment. Subject to Section 14 of the Plan, upon the termination of a Participant’s service with the Company or a Subsidiary for any reason, such person will cease to be a Participant, and any Option held by such Participant under the Plan will be deemed cancelled, the balance of his or her withholding account will be returned to him or her, and such person will have no further rights under the Plan.
SECTION 14. Designation of Beneficiary; Death of Participant.
(a)  A Participant may file a written designation of a beneficiary who is to receive any shares of Stock and cash to the Participant’s credit under the Plan in the event of such Participant’s death prior to delivery to him or her of any such shares and cash. Such designation of beneficiary may be changed by the Participant at any time by written notice. Upon the death of a Participant and upon receipt by the Company of proof of the identity and existence at the Participant’s death of a beneficiary validly designated by the Participant under the Plan, the Company shall deliver such shares and cash to such beneficiary. In the event of the death of a Participant and in the absence of a beneficiary validly designated under the Plan who is living at the time of such Participant’s death, the Company shall deliver such shares and cash to the executor or administrator of the estate of the Participant, or if no such executor or administrator has been appointed (to the actual knowledge of the Company) the Company shall deliver such shares and cash to the applicable court having jurisdiction over the administration of such estate. No designated beneficiary shall, prior to the death of the Participant by whom he or she has been designated, acquire any interest in the shares of Stock or cash credited to the Participant under the Plan.
(b) In the event of the death of a Participant, any Option held by the Participant at such time shall be deemed to be immediately cancelled and any cash and/or Stock credited to the Participant under the Plan will be delivered to his or her designated beneficiary or, in the absence of a living designated beneficiary, the executor or administrator of his or her estate (or if no such executor or administrator has been appointed (to the actual knowledge of the Company), to the applicable court having jurisdiction over the administration of such estate) as soon as practicable after the end of the current Option Period.
SECTION 15. Participant’s Rights; Rights Not Transferable. All Participants will have the same rights and privileges under the Plan; provided, that the use of Compensation (which varies among Eligible Employees) as the basis for determining the number of shares for which an Eligible Employee electing to participate in an offering under the Plan may be granted an Option shall not be construed to create a difference in such rights and privileges so long as each Eligible Employee has the right to elect the same percentage of his Compensation as a payroll deduction under Section 7 of the Plan. Each Participant’s rights and privileges with respect to any Option may be exercisable during the Participant’s lifetime only by him or her, and may not be sold, pledged, assigned, or transferred in any manner. In the event any Participant violates the terms of this Section, any Option held by such Participant may be terminated by the Company and, upon return to the Participant of the balance of his or her withholding account, all his or her rights under the Plan will terminate.
SECTION 16. Employment Rights and Stockholder Rights.
(a)  Nothing contained in the provisions of the Plan will be construed to give to any employee the right to be retained in the employ of the Company or a Subsidiary or to interfere with the right of the Company or a Subsidiary to discharge any employee at any time. The loss of existing or potential profit in Options will not constitute an element of damages in the event of termination of employment for any reason, even if the termination is in violation of an obligation to the Participant.

(b) Neither an Eligible Employee nor a Participant shall have any rights as a stockholder with respect to shares subject to an Option issued hereunder until such Option has been exercised and shares issued in accordance with the terms of the Plan.
SECTION 17. Change In Capitalization. In the event of any change in the outstanding Stock by reason of a stock dividend, spin-off, recapitalization, merger, consolidation, reorganization, or other capital change, after the effective date of the Plan, the aggregate number of shares of Stock available under the Plan, the number of shares of Stock under Options granted but not exercised, the maximum number of shares of Stock subject to an Option pursuant to Section 8(a) of the Plan, and the Option price shall be appropriately adjusted in an equitable manner, as determined by the Committee in its sole discretion.
SECTION 18. Amendment and Termination of Plan; Rights Upon Termination. (a) The Company reserves the right at any time or times to amend the Plan to any extent and in any manner it may deem advisable by proper action of the Board of Directors; provided, however, that any amendment relating to the aggregate number of shares of Stock which may be issued under the Plan (other than an adjustment provided for in Section 17 of the Plan) or to the employees (or class of employees) eligible to receive Options under the Plan will have no force or effect unless it is approved by the shareholders of the Company within twelve months of its adoption; and provided further, that no such amendment shall make any change in any Option previously granted which would adversely affect the rights of any Participant without the express written consent of such Participant.
(b) The Plan shall terminate: (i) automatically when all the Stock reserved for the purposes of the Plan has been purchased or (ii) notwithstanding anything in Section 18(a) of the Plan to the contrary, at any time, as the Board of Directors, acting in its sole discretion, shall specify.
(c) If the Plan is terminated, the Board of Directors may elect in its sole discretion to (i) complete the purchase of shares of Stock underlying outstanding Options on the first Purchase Date following the date of termination of the Plan or (ii) deliver to each Participant the then balance of such Participant’s withholding account, if any (or any combination of clauses (i) and (ii) as the Board of Directors may elect in its sole discretion), in each case, as soon as reasonably practicable following the date of termination of the Plan. Upon such termination, no Participant shall have any right to acquire shares of Stock under the Plan (other than under clause (i) of this Section or in connection with Options exercised with respect to completed Option Periods where the shares of Stock have not yet been delivered to the Participant) and the participation of all Participants shall terminate immediately as of the date of termination of the Plan.
SECTION 19. Governmental Approvals or Consents. The Board of Directors may make such changes in the Plan and include such terms in any offering under the Plan as may be necessary or desirable, in the opinion of counsel, so that the Plan will comply with the rules and regulations of any governmental authority and so that Participants will be eligible for tax benefits under the Code or the laws of any state. Without limiting the generality of the foregoing, the Committee shall have authority to adopt subplans or other non-U.S. appendices for Participants employed by one or more Subsidiaries that are incorporated outside of the United States to provide for terms and conditions that (a) qualify Options for such Participants for favorable tax treatment under any applicable non-U.S. laws or regulations or (b) are otherwise necessary or appropriate in order that Options for such Participants comply with applicable non-U.S. laws or regulations, or receive favorable treatment under such laws or regulations; provided that, the terms and conditions of any such subplans or appendices shall comply with any requirements necessary for the Plan to qualify as an “employee stock purchase plan” under Section 423 of the Code.
SECTION 20. Costs and Expenses. No brokerage commissions or fees shall be charged by the Company in connection with the purchase of shares of Stock by Participants under the Plan. All costs and expenses incurred in administering the Plan shall be borne by the Company.
IN WITNESS WHEREOF, the Company has caused this Plan to be executed on its behalf this 21st day of April, 2020.

SCIPLAY CORPORATION,
By:	/s/ Joshua J. Wilson
Its:	Chief Executive Officer

SCIPLAY CORPORATION 6601 BERMUDA ROAD LAS VEGAS, NV 89119
VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by SciPlay Corporation in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
D01305-P36178	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

SCIPLAY CORPORATION				For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR proposal 1:				☐	☐	☐
1.	To elect eight (8) members of the Board of Directors to serve for the ensuing year and until their respective successors are duly elected and qualified.
	Nominees:
01)	Barry L. Cottle	05)	Jay Penske
02)	Joshua J. Wilson	06)	M. Mendel Pinson
03)	Gerald D. Cohen	07)	William C. Thompson, Jr.
04)	Michael Marchetti	08)	Frances F. Townsend

The Board of Directors recommends you vote FOR each of the following proposals 2 and 3:							For	Against	Abstain
2.	To approve the SciPlay Corporation 2020 Employee Stock Purchase Plan.						☐	☐	☐
3.	To ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2020.						☐	☐	☐

NOTE: To consider and act upon any other matter that may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]					Date	Signature (Joint Owners)		Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice & Proxy Statement and Annual Report are available at www.proxyvote.com.

D01306-P36178

SCIPLAY CORPORATION

6601 Bermuda Road, Las Vegas, NV 89119
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
ANNUAL MEETING OF STOCKHOLDERS – JUNE 10, 2020

The undersigned hereby appoints Michael D. Cody and Robert Gustafson, or either of them, as Proxy or Proxies of the undersigned with full power of substitution to act for the undersigned and to vote the full number of shares of the Class A Common Stock or Class B Common Stock of SciPlay Corporation that the undersigned is entitled to vote at the Annual Meeting of Stockholders of SciPlay Corporation to be held at Brownstein Hyatt Farber Schreck, LLP, 100 North City Parkway, Suite 1600, Las Vegas, Nevada at 11:00 a.m. local time on Wednesday, June 10, 2020, and at any adjournments or postponements thereof, in accordance with the instructions set forth on this proxy card, and in their discretion, with respect to all other matters that may properly come before the meeting. Any proxy heretofore given by the undersigned with respect to such shares is hereby revoked.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the recommendation of the Board of Directors.

(Continued and to be signed on reverse side)